Exhibit 10.3

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CHTSUN PARTNERS IV, LLC

THE INTERESTS OF THE MEMBERS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR THE DISTRICT OF COLUMBIA. NO RESALE OR TRANSFER OF AN INTEREST BY A MEMBER IS PERMITTED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT AND ANY APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AND ANY VIOLATION OF SUCH PROVISIONS COULD EXPOSE THE SELLING OR TRANSFERRING MEMBER AND THE COMPANY TO LIABILITY.

Dated as of June 29, 2012

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6.3	Capital Calls	31
6.4	Reimbursements	31
6.5	Member Loans for Failure to Fund Capital Contributions	32
6.6	Capital of the Company	33
6.7	Limited Liability of Members	33
6.8	Refinancing	33
6.9	Mezz Loan	33

ARTICLE 7	CAPITAL ACCOUNTS, PROFITS AND LOSSES AND ALLOCATIONS	34
7.1	Capital Accounts	34
7.2	General Allocation Rules	36
7.3	Special Allocations	36
7.4	Income Tax Elections	39
7.5	Income Tax Allocations	39
7.6	Transfers During Fiscal Year	40
7.7	Election to be Taxed as Association	40
7.8	Assignees Treated as Members	40

ARTICLE 8	DISTRIBUTIONS OF NET OPERATING CASH FLOW AND CAPITAL PROCEEDS	40
8.1	Distributions of Net Operating Cash Flow	40
8.2	Distribution of Capital Proceeds	41
8.3	Distribution Calculations	42
8.4	Repayment of Member Loans, Reconciliation Amounts and Other Payments	42
8.5	Liquidation	43
8.6	Sunrise Distribution Amount	43

ARTICLE 9	DISPOSITION OF INTERESTS	43
9.1	Limitations on Assignments of Interests by Members	43
9.2	Assignment Binding on Company	43
9.3	Substituted Members	44
9.4	Acceptance of Prior Acts	44
9.5	Permitted Transfers	44

ARTICLE 10	DISSOLUTION OF THE COMPANY; WINDING UP AND DISTRIBUTION OF ASSETS	47
10.1	Dissolution	47
10.2	Winding Up	48
10.3	Distribution of Assets	48

ARTICLE 11	AMENDMENTS	49
11.1	Amendments	49
11.2	Additional Members	49
11.3	Documentation	49

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ARTICLE 12	BUY-SELL; PURCHASE OPTION; RIGHT OF FIRST OFFER	49
12.1	Purchase Option	49
12.2	Buy Sell	51
12.3	Right of First Offer	52
12.4	INTENTIONALLY OMITTED	53
12.5	Closing	53
12.6	Release from Guaranties	55
12.7	Upon Termination of Management Agreement	55
12.8	Enforcement	55
12.9	Refinancing	55

ARTICLE 13	MISCELLANEOUS	56
13.1	Further Assurances	56
13.2	Notices	56
13.3	Headings and Captions	57
13.4	Variance of Pronouns	58
13.5	Counterparts	58
13.6	Governing Law; Litigation, Jurisdiction and Waiver of Jury Trial	58
13.7	Arbitration	58
13.8	Partition	60
13.9	Invalidity	60
13.10	Successors and Assigns	60
13.11	Entire Agreement	60
13.12	Waivers	61
13.13	No Brokers	61
13.14	Confidentiality	61
13.15	No Third Party Beneficiaries	61
13.16	Power of Attorney	61
13.17	Invalidity	61
13.18	Construction of Documents	62

Schedule 1.1	List of Facilities
Schedule 1.2	Quarterly Interest Rate Differential Amounts
Schedule 1.3	Mezz Loan Documents
Schedule 3.5	Major Decisions
Schedule 6.1	Percentage Interests of the Members
Exhibit A	Approved Budget
Exhibit B	Indemnification and Contribution Agreement
Exhibit C	Share Certificate

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THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) OF CHTSUN PARTNERS IV, LLC, a Delaware limited liability company (the “Company”) is entered into effective as of June 29, 2012 (the “Effective Date”), by and among Sunrise Senior Living Investments, Inc., a Virginia corporation (“Sunrise”), and CHT SL IV Holding, LLC, a Delaware limited liability company (“CHT”).

RECITALS

WHEREAS, the Company was formed by Sunrise, as the sole member, pursuant to a Limited Liability Company Agreement dated as of May 22, 2012 (the “Original Agreement”) and a Certificate of Formation was filed with the Secretary of State of the State of Delaware on May 22, 2012.

WHEREAS, pursuant to the Transfer Agreement (as hereinafter defined), the Company has acquired one hundred percent (100%) of the membership interests in Sun IV LLC, a Delaware limited liability company.

WHEREAS, the Members desire to amend and restate the terms of the Original Agreement, to reflect, among other items, the admission of CHT as a Member, and the agreements between the Members with respect to the Company in connection therewith.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and restate the Original Agreement in its entirety, as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below, which meanings shall be applicable equally to the singular and plural of the terms defined:

“AAA” shall have the meaning set forth in Section 13.7(a).

“Acceptance Notice” shall have the meaning set forth in Section 12.3(a).

“Accounting Period” shall mean and refer to a calendar month.

“Act” shall mean the Delaware Limited Liability Company Act (6 Del. C. §18-101 et seq.), as amended from time to time.

“Adjusted Basis” shall mean the basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in Section 1011 of the Code.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4) (reasonably expected adjustments for depletion allowances), 1.704-1(b)(2)(ii)(d)(5) (certain other reasonably expected allocations of loss or deduction), and 1.704-1(b)(2)(ii)(d)(6) (reasonably expected distributions) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means a Person, which controls, is controlled by, or is under common control with another Person. For the purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. A Person shall not be deemed to be under common “control” with another Person solely based on the fact that one or more Person(s) serve as a director of both Persons.

“Affiliate Guaranties” or “Affiliate Guaranty” means a customary indemnity or carve-out guaranty, (or guaranties) or similar limited recourse undertakings (that may spring into full recourse in certain limited carve-out events) made by Sunrise Guarantor and/or CHT Guarantor for the benefit of Lender relating to the Refinancing (including, without limitation, with respect to each Facility (a) a recourse liabilities guaranty made by Sunrise Guarantor and CHT Guarantor for the benefit of Lender, dated as of the date hereof; and (b) an environmental and/or ERISA indemnity agreement, as applicable, made by Sunrise Guarantor, CHT Guarantor and the applicable Facility Entity and Operating Lessee for the benefit of Lender, dated as of the date hereof) or under any future refinancing approved by all the Members pursuant to Section 3.5 of this Agreement.

“Agreement” shall mean this Amended and Restated Limited Liability Company Agreement of the Company, as it may hereafter be amended or modified from time to time.

“Aggregate Quarterly Interest Rate Differential Amount” shall have the meaning set forth in Section 9.5(a)(iii).

“Amended and Restated Loan Agreement” means that certain Amended and Restated Loan Agreement, dated as of the date hereof, among the Facility Entities, Operating Lessees, and Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Appointed Arbitrator” shall have the meaning set forth in Section 13.7(b).

“Approved Budget” shall have the meaning set forth in a Management Agreement.

“Arbitration Notice” shall have the meaning set forth in Section 13.7(b).

“Arbitration Proceeding” shall have the meaning set forth in Section 13.7(a).

“Assignee” shall mean a Person to whom an Interest has been transferred in accordance with this Agreement and who has not been admitted as a Member.

“Bankruptcy” shall mean, with respect to the affected party, (a) the entry of an order for relief under the Bankruptcy Code, (b) the admission by such party of its inability to pay its debts as they mature, (c) the making by it of an assignment for the benefit of creditors, (d) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (e) the application by such party for the appointment of a receiver for the assets of such party, (f) the filing of an involuntary Bankruptcy petition against it that is not dismissed for 60 or more days, or (g) the imposition of a judicial or statutory lien on all or a substantial part of its assets. With respect to a Member, this definition of Bankruptcy supersedes the definition of Bankruptcy set forth in Sections 18-101(1) and 18-304 of the Act.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time.

“Business Day” shall mean any day other than (a) a Saturday or Sunday and (b) a day on which federally insured depositary institutions in the State of New York are authorized or obligated by law, governmental decree or executive order to be closed.

“Buy-Sell Closing Date” shall have the meaning set forth in Section 12.2(c).

“Buy-Sell Notice” shall have the meaning set forth in Section 12.2(a).

“Buy-Sell Price” shall have the meaning set forth in Section 12.2(a).

“Buy-Sell Seller” shall have the meaning set forth in Section 12.2(c).

“Capital Account” when used in respect of any Member shall mean the Capital Account maintained for such Member in accordance with Section 7.1, as said Capital Account may be increased or decreased from time to time pursuant to the terms of Section 7.1.

“Capital Call” shall mean any written notice given to the Members pursuant to Article 6, in accordance with the requirements of Section 13.2, requesting a Capital Contribution that is required to be made by the Members pursuant to said Article 6.

“Capital Contribution” when used with respect to any Member, shall mean (i) the initial Capital Contribution of such Member as set forth on Schedule 6.1 attached hereto, and (ii) any additional capital contributed to the Company by such Member (and, for clarification, shall not include any consideration paid by a Member to another Member for its Interest).

“Capital Proceeds” shall mean funds of the Company arising from a Capital Transaction, net of the actual costs incurred by the Company with third parties in consummating the Capital Transaction.

“Capital Transaction” shall mean any of the following: (a) a sale, exchange, transfer, assignment or other disposition of all or a portion of any Company Asset other than (i) tangible personal property that is not sold or transferred in connection with the sale or transfer of real property or (ii) a leasehold interest in real property that is otherwise sold or transferred in the ordinary course of business; (b) any condemnation or deeding in lieu of condemnation of all or a portion of any Company Asset; (c) any financing or refinancing of any Company Asset; (d) the receipt of proceeds due to any fire or other casualty to any Company Asset; and (e) any other transaction involving Company Asset, the proceeds of which, in accordance with GAAP, are considered to be capital in nature. For purposes of distributions under Section 8.2, net proceeds from a Capital Transaction shall only include those distributions to be made to the Members under this Agreement after any third party payments relating to the Capital Transaction have been made.

“Carrying Value” shall mean, with respect to any asset, the Adjusted Basis of the asset, except as follows:

(a) the initial Carrying Value of an asset contributed by a Member to the Company shall be the gross fair market value of the asset, as determined by the Managing Member at the time the asset is contributed;

(b) The Carrying Values of the Company’s assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Assignee or Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member or an Assignee of more than a de minimis amount of property as consideration for all or part of a Member’s Interest or an Assignee’s economic rights; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); but adjustments pursuant to clauses (i) and (ii) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Carrying Value of an asset of the Company distributed to a Member shall be adjusted to equal the gross fair market value of the asset on the date of distribution as determined by the Managing Member; and

(d) The Carrying Values of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of those assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that those adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m); but the Carrying Values shall not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Carrying Value of an asset is determined or adjusted pursuant to clauses (a), (b) or (d), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profit and Loss.

“Certificate of Formation” shall mean the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on May 22, 2012, as the same may hereafter be amended and/or restated from time to time.

“Change of Control Purchase Option” shall have the meaning set forth in Section 12.1(a).

“Change of Control Purchase Option Closing Date” shall have the meaning set forth in Section 12.1(b).

“Change of Control Purchase Option Notice” shall have the meaning set forth in Section 12.1(a).

“Change of Control Purchase Option Price” shall have the meaning set forth in Section 12.1(a).

“CHT” shall have the meaning set forth in the preamble of this Agreement, and shall include any of its assignees or transferees to the extent permitted in this Agreement, but only so long as any such Person continues in its capacity as a Member in the Company.

“CHT Guarantor” shall mean CHT REIT or another Affiliate of CHT acceptable to Lender.

“CHT Liquidity Event” means any merger, reorganization, business combination, share exchange, acquisition by any Person or related group of Persons of beneficial ownership of all or substantially all of the equity shares of CHT REIT in one or more related transactions, or other similar transaction involving CHT REIT pursuant to which CHT REIT’s stockholders receive for their equity shares, as full or partial consideration, cash, listed or non-listed equity securities or combination thereof, or a sale of all or substantially all of the assets of CHT REIT.

“CHT Person” shall mean CHT or an Affiliate of CHT.

“CHT Recourse Claim” shall mean a Claim made under an Affiliate Guaranty to the extent resulting from gross negligence, willful misconduct or fraud of CHT or any Affiliate of CHT.

“CHT REIT” shall mean CNL Healthcare Trust, Inc., a Maryland corporation.

“Claim” shall mean any claim or demand for payment made by Lender to a Sunrise Guarantor or CHT Guarantor under any of the Affiliate Guaranties.

“Closing Date” shall have the meaning set forth in Section 12.5(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision(s) of succeeding law.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Assets” shall mean all right, title and interest of the Company in and to all or any portion of the assets of the Company and any property acquired in exchange therefor or in connection therewith.

“Company Minimum Gain” shall have the same meaning as the term “partnership minimum gain” set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Company Year” shall mean a twelve (12) month period starting on the first day of the month immediately following the month in which the Effective Date occurs or each anniversary thereof and ending on the day immediately preceding the following twelve (12) month period.

“Competitor” shall mean any Person which is regularly engaged in the business of directly or indirectly operating or managing real estate that (i) either directly or indirectly, operates or manages a brand of retirement communities totaling at least ten (10) retirement communities and/or (ii) either directly or indirectly, operates or manages a group of retirement communities totaling at least ten (10) retirement communities that are not affiliated with a brand but that are marketed and operated as a collective group. Notwithstanding the foregoing, the Members agree that the term “Competitor” shall specifically exclude any entity that operates or is qualified as a Real Estate Investment Trust under applicable United States state and federal laws, rules and regulations.

“Confidential Information” shall have the meaning set forth in Section 13.14.

“Connecticut and Santa Monica Facilities” shall mean the Connecticut Avenue Facility and the Facility known as Sunrise of Santa Monica described on Schedule 1.1 attached hereto.

“Connecticut Avenue Facility” means the Facility known as Sunrise of Connecticut Avenue described on Schedule 1.1 attached hereto.

“Connecticut Avenue Facility Owner” means Sunrise Connecticut Avenue Assisted Living Owner, L.L.C., a Virginia limited liability company (formerly known as Sunrise Connecticut Avenue Assisted Living Owner, L.L.C.), the fee owner of the Connecticut Avenue Facility.

“Connecticut/Santa Monica Financing” means the existing mortgage indebtedness secured by the Connecticut and Santa Monica Facilities issued on February 28, 2012 as evidenced by that certain Loan Agreement and related deeds of trust and additional loan documents, dated on or about February 28, 2012, made by Connecticut Avenue Facility Owner and AL Santa Monica Senior Housing, LP in favor of Lender, each as amended, restated or otherwise modified by that certain Amended and Restated Loan Agreement, amended and restated deeds of trust, and additional loan documents, dated as of the date hereof.

“Connecticut/Santa Monica Loan Documents” shall mean the documents evidencing the Connecticut/Santa Monica Financing, and any future refinancing thereof.

“Contributing Member” shall have the meaning set forth in Section 6.5.

“Costs” shall have the meaning set forth in Section 4.3(a).

“Depreciation” shall mean, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its Adjusted Basis at the beginning of the Fiscal Year, Depreciation shall be an amount which bears the same ratio to the beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year bears to such beginning Adjusted Basis; but if the Adjusted Basis of an asset at the beginning of a Fiscal Year is zero, Depreciation shall be determined with reference to the beginning Carrying Value using any reasonable method selected by the Tax Matters Member.

“Effective Date” shall have the meaning set forth in the Preamble.

“11% Cumulative Return” means, (i) for CHT, as of any date, the amount, if any, that would be required to be distributed on such date so that the aggregate distributions to CHT pursuant to Section 8.1(a)(i), Section 8.1(b), Section 8.2(a)(i) and Section 8.2(b)(iii) provide a cumulative, annually compounded return of 11% per annum on CHT’s Capital Contributions to the Company, and (ii) for Sunrise, as of any date, the amount, if any, that would be required to be distributed on such date so that the aggregate distributions to Sunrise pursuant to Section 8.1(a)(ii), Section 8.1(b), and Section 8.2(a)(ii) provide a cumulative, annually compounded return of 11% per annum on Sunrise’s Capital Contributions to the Company. Such amount will be calculated on the basis of the actual number of days elapsed from and including the date on which each Capital Contribution is accepted by the Company to and including the dates that distributions constituting a return of such Capital Contributions were made.

“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $500,000,000 and (ii) (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus, market capitalization or shareholder’s equity of at least $250,000,000.

“Emergency Expenses” shall have the meaning set forth in a Management Agreement.

“EO13224” shall have the meaning set forth in Section 4.7.

“Escrow Agent” shall have the meaning set forth in Section 9.5(a)(iii).

“Escrow Agreement” shall have the meaning set forth in Section 9.5(a)(iii).

“Escrow Funds” shall have the meaning set forth in Section 9.5(a)(iii).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Property” shall mean, with respect to each Facility: (a) any right, title or interest in the name “Sunrise” or “Sunrise Senior Living,” any combination or variation thereof or any other trademark or trade name used by Sunrise or its Affiliates, (b) all property owned by Sunrise or any of its Affiliates, not normally located at the Facility and used, but not exclusively, in connection with the development of the Facilities; and (c) all items, tangible or intangible, relating to a Facility which Sunrise or any of its Affiliates reasonably considers proprietary, including, without limitation, any item with the Sunrise name or logo imprinted on it.

“Facility” shall mean each senior living facility and assisted living facility listed on Schedule 1.1 and shall include all real property, including, without limitation, the Improvements and related personal property comprising each such Facility (and shall exclude any Excluded Property) and owned by a Facility Entity.

“Facility Documents” shall mean, with respect to a particular Facility, (a) a Management Agreement, (b) the Manager Pooling Agreement, (c) with respect to each Facility other than the Connecticut Avenue Facility, an Operating Lease and (d) all other agreements relating to the Facility.

“Facility Entity” shall mean a limited liability company or limited partnership Subsidiary which owns the fee interest in, or is the ground lessee of, a Facility, including, without limitation, the Connecticut Avenue Facility Owner and any Subsidiary formed by the Company pursuant to this Agreement for the purpose of acquiring, owning, developing, financing, constructing, operating and/or selling a Facility.

“Facility Expenses” shall have the meaning set forth in a Management Agreement.

“Facility Manager” shall mean Sunrise Senior Living Management, Inc., a Virginia corporation, or any successor manager under the Management Agreements.

“FF&E Estimate” shall have the meaning set forth in a Management Agreement.

“Fiscal Year” shall mean the fiscal year of this Company, which shall be the calendar year; provided that the first Fiscal Year of the Term shall commence on the Effective Date and shall end on the last day of the calendar year in which the Effective Date occurs and the last Fiscal Year of the Term shall end on the last day of the Term and shall commence on the first day of the calendar year in which such last day occurs.

“Five-Pack Facilities” shall mean the following Facilities described on Schedule 1.1 attached hereto: (i) Sunrise of Metairie , (ii) Sunrise at Siegen, (iii), Sunrise of Gilbert, (iv) Sunrise of Louisville, and (v) Sunrise at Fountain Square.

“Five-Pack Financing” means the new mortgage indebtedness secured by the Five-Pack Facilities, issued on or about the Effective Date, as evidenced by the Amended and Restated Loan Agreement and certain additional loan documents made by the respective Facility Entities and Operating Lessees of the Five-Pack Facilities with respect to the Five-Pack Financing as of the date hereof.

“Five-Pack Loan Documents” shall mean the documents evidencing the Five-Pack Financing, and any future refinancing thereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Gross Revenues” shall have the meaning set forth in a Management Agreement.

“Improvements” shall mean all structures and buildings located on the Property.

“Independent Accountant” shall have the meaning set forth in Section 12.1(c).

“Indemnified Person” shall have the meaning set forth in Section 4.3(a).

“Index” shall have the meaning set forth for such term in a Management Agreement.

“Initial Arbitrator” shall have the meaning set forth in Section 13.7(b).

“Interest” shall mean the entire limited liability company interest of a Member in the Company at any particular time, including, without limitation, the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement. For purposes of clarity, the Interest of CHT shall include CHT’s rights and obligations as Managing Member hereunder.

“Internal Rate of Return” shall mean, the internal rate of return calculated by using a “XIRR” function using exact dates for all contributions and disbursements made by or to the Members. Any payments received from a Non-Contributing Member to repay a Member Loan shall not be included in the internal rate of return calculation.

“IRS” shall mean the Internal Revenue Service and any successor agency or entity thereto.

“Lender” shall mean The Prudential Insurance Company of America, a New Jersey corporation, or the lender under any future refinancing.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting real or personal property, or any portion thereof, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any sale-leaseback, any financing lease having a similar economic effect to any of the foregoing, the filing of any financing statement or other similar instrument under the UCC or any comparable law of any jurisdiction, domestic or foreign, and mechanics’, materialmen’s and any other similar lien or encumbrance).

“Loan Documents” shall mean, collectively, the Connecticut/Santa Monica Loan Documents and the Five-Pack Loan Documents.

“Major Decisions” shall have the meaning set forth in Section 3.5.

“Management Agreement” shall mean (i) with respect to the Connecticut Avenue Facility, a Management Agreement among the Company, Facility Manager and Connecticut Avenue Facility Owner, and (ii) with respect to each Facility other than the Connecticut Avenue Facility, a Management Agreement among the Company, Facility Manager and the applicable Operating Lessee, each such Management Agreement described in clause (i) or (ii) having been executed or to be executed in connection with the management of the Facility, as it may hereafter be amended or modified from time to time.

“Management Agreement Guaranty” shall mean that certain Guaranty by the Company in favor of the Facility Manager, dated as of the Effective Date, as it may hereafter be amended or modified from time to time.

“Manager Pooling Agreement” shall mean that certain Manager Pooling Agreement by and among all of the Operating Lessees, Connecticut Avenue Facility Owner, the Facility Manager and the Company for the pooled management of the Facilities, dated as of the Effective Date, as it may hereafter be amended or modified from time to time.

“Managing Member” shall mean CHT or any other Member that succeeds CHT in its role as managing member of the Company pursuant to and in accordance with the terms hereof.

“Mandatory Capital Contribution” shall have the meaning set forth in Section 6.3.

“Material Contract” shall mean any contract, lease, license or other agreement pursuant to which the Company is obligated to pay or expend more than $50,000 in any Fiscal Year.

“Member” shall mean each of CHT, Sunrise and the Managing Member, and any Substituted Member who is admitted as a member of the Company after the Effective Date.

“Member Loan” shall have the meaning set forth in Section 6.5.

“Member Loan Rate” shall mean five percent (5%) per annum, compounded annually.

“Member Minimum Gain” shall mean the amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” shall have the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall have the same meaning as “partner nonrecourse deductions” set forth in Regulations Section 1.704-2(i)(1) and (2). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined according to the provisions of Regulations Section 1.704-2(i)(2).

“Mezz Lender” shall mean RCG LV DEBT IV NON-REIT ASSETS HOLDINGS, LLC, a Delaware limited liability company, having an address at 7 Penn Plaza, Suite 512, New York, New York 10001, together with its successors and assigns, successors and assigns, or the mezzanine lender under any future mezzanine refinancing permitted in accordance with the terms of this Agreement (including, without limitation, Section 9.5(a) hereof).

“Mezz Loan” shall mean the principal amount of, accrued and unpaid interest thereon, and any and all obligations for late charges, default interest, exit fees, prepayment or yield maintenance charges, protective advances, expenses or fees, legal fees and similar items and all other obligations of CHT to the Mezz Lender under and pursuant to, that certain loan entered into on or about the Effective Date and evidenced by the Mezz Loan Documents and secured by CHT’s Interest.

“Mezz Loan Documents” shall mean the documents evidencing the Mezz Loan listed and described on Schedule 1.3 attached hereto, and any future refinancing thereof permitted in accordance with the terms of this Agreement (including, without limitation, Section 9.5(a) hereof).

“Net Operating Cash Flow” for any month or Fiscal Year, shall mean the excess, if any, of (a) the sum of (i) the amount of all cash receipts of the Company during such month or Fiscal Year from whatever source plus (ii) any working capital or any reserves in the form of cash of the Company existing at the start of such month or Fiscal Year less (b) the sum of (i) all cash amounts paid or payable (without duplication) in that period on account of any expense incurred in connection with the Company’s business plus (ii) any cash reserves the Managing Member determines may be required for the working capital, capital expenditures and future needs of the Company or any Facility Entity. Net Operating Cash Flow shall exclude Capital Proceeds.

“Non-Contributing Member” shall have the meaning set forth in Section 6.5.

“Non-Discretionary Items” shall mean (i) real estate taxes, (ii) insurance premiums, (iii) regular payments of debt service and any reserve amounts due under the Refinancing or any future refinancing thereof (but excluding the principal amount of such indebtedness at the maturity date of such Refinancing, as the same may be accelerated), (iv) amounts necessary to pay judgments or liens against (a) the Company, (b) any of the Company assets, (c) any of the Subsidiaries or (d) any Subsidiary’s assets (including, without limitation, the Property), and which, in each case, have been finally adjudicated, (v) any amounts required to be withheld pursuant to Section 1446 of the Code (or similar provisions of state or local law), (vi) amounts currently due and payable, or to become due and payable within thirty (30) days, under any leases, service contracts or other agreements or contractual obligations (to the extent not entered into in violation of this Agreement) to which the Company or any of the Subsidiaries is a party or obligor, whether or not the same are categorized for accounting purposes as ordinary operating expenses or capital improvements, and (vii) other amounts that are required to be paid in the event of an emergency.

“Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Section 1.704-2(c) of the Regulations.

“Nonrecourse Liability” shall have the meaning set forth in Sections 1.704-2(b)(3) and 1.752-1(a)(2) of the Regulations.

“Non-Transferor Member” shall have the meaning set forth in Section 12.3(a).

“Objection Notice” shall have the meaning set forth in Section 13.7(b).

“OD Loans” shall have the meaning set forth in a Management Agreement.

“OFAC” shall have the meaning set forth in Section 4.7.

“Offer Amount” shall have the meaning set forth in Section 12.2(a).

“Offeree” shall have the meaning set forth in Section 12.2(a).

“Offeror” shall have the meaning set forth in Section 12.2(a).

“Operating Lease” shall mean, with respect to each Facility other than the Connecticut Avenue Facility, that certain lease agreement by and between a Facility Entity and an Operating Lessee.

“Operating Lessee” shall mean each of the following Subsidiaries of the Company: (i) CHTSun Two Metairie LA Senior Living, LLC, a Delaware limited liability company, (ii)

CHTSun Gilbert AZ Senior Living, LLC, a Delaware limited liability company, (iii) CHTSun Baton Rouge LA Senior Living, LLC, a Delaware limited liability company, (iv) CHTSun Three Lombard IL Senior Living, LLC, a Delaware limited liability company (v) Sunrise Louisville KY Senior Living, LLC, a Kentucky limited liability company, and (vi) AL Santa Monica Senior Housing, LP, a Delaware limited partnership.

“Option Price” shall have the meaning set forth in Section 12.1(c).

“Organizational Document” shall mean, with respect to any Person: (a) in the case of a corporation, such Person’s certificate of incorporation and by-laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person’s authorized shares of capital stock; (b) in the case of a partnership, such Person’s certificate of limited partnership, partnership agreement, voting trusts, statement of qualification or similar arrangements applicable to any of its partnership interests; (c) in the case of a limited liability company, such Person’s certificate of formation or articles of organization, limited liability company operating agreement or other document affecting the rights of holders of limited liability company interests; or (d) in the case of any other legal entity, such Person’s organizational documents and all other documents affecting the rights of holders of equity interests in such Person.

“Original Agreement” shall have the meaning set forth in the Recitals.

“Partially Adjusted Capital Account” shall mean, with respect to any Member for any Fiscal Year, the Capital Account balance of such Member at the beginning of such period, adjusted as set forth in the definition of Capital Account for all contributions and distributions during such period and all special allocations pursuant to Section 7.3 with respect to such period but before giving effect to any allocation with respect to such period pursuant to Section 7.2.

“Payment Amount” shall mean, as applicable, (i) Ten Million Six Hundred Thousand and 00/100 Dollars ($10,600,000.00) if the Change of Control Purchase Option Closing Date occurs at any time prior to the end of the sixth month of the first Company Year, (ii) Eleven Million Four Hundred Thousand and 00/100 Dollars ($11,400,000.00) if the Change of Control Purchase Option Closing Date occurs at any time from and after the beginning of the seventh month of the first Company Year through and including the last day of the first Company Year, (iii) Seventeen Million Seven Hundred Thousand and 00/100 Dollars ($17,700,000.00) if the Change of Control Purchase Option Closing Date occurs at any time from and after the beginning of the second Company Year through and including the last day of the sixth month of the second Company Year, and (iv) Eighteen Million Five Hundred Thousand and 00/100 Dollars ($18,500,000.00) if the Change of Control Purchase Option Closing Date occurs at any time from and after the beginning of the seventh month of the second Company Year through and including the last day of the second Company Year.

“Percentage Interest” shall mean, with respect to any Member, the percentage interest listed for each Member in Schedule 6.1, as the same may be adjusted pursuant to the terms of this Agreement.

“Person” shall mean any individual, partnership, corporation, limited liability company, trust or other legal entity.

“Pool Subsidiaries” shall have the meaning set forth in Section 2.11(e).

“Pooled OD Loans” shall have the meaning set forth in the Manager Pooling Agreement.

“Prohibited Person” shall have the meaning set forth in Section 4.7.

“Profits and Losses” shall mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c) In the event the Carrying Value of any Company asset is adjusted pursuant to subparagraph (b) or subparagraph (c) of the definition of Carrying Value herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Carrying Value;

(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the terms of this Agreement; and

(f) Notwithstanding any other provision of this Agreement, any items which are specially allocated pursuant to Section 7.3 shall not be taken into account in computing Profits or Losses. In addition, any items which are specially allocated pursuant to Sections 7.2(a) or 7.2(b) shall not be taken into account in computing Profits and Losses for purposes of Section 7.2(c).

“Prohibited Transferee” shall mean (a) a Competitor of Sunrise, (b) HCP, (c) Ventas, or (d) any Person (including any Person directly or indirectly controlling, controlled by or under common control with a Person) which: (i) has been convicted of, or plead guilty to, a felony, (ii) entitled to sovereign immunity, (iii) is involved (or has been involved within the preceding five (5) years) in a material litigation adverse to Sunrise or an Affiliate of Sunrise, (iv) within the preceding five (5) years, has filed a petition under any insolvency statute, made a general assignment for the benefit of its creditors, commenced a proceeding for the appointment of a receiver, trustee, liquidator or conservator, filed a petition seeking reorganization or liquidation or similar relief under any applicable law or statute, or has been subject to any of foregoing, or (v) is a Prohibited Person.

“Property” shall mean the real property owned by any Facility Entity and upon which a Facility has been constructed.

“Proposed Budget” shall have the meaning set forth in Section 5.5.

“Purchase Option Closing Date” shall have the meaning set forth in Section 12.1(d).

“Purchase Option Lockout Period” shall have the meaning set forth in Section 12.1(c).

“Purchase Option Notice” shall have the meaning set forth in Section 12.1(c).

“Purchase Option Termination Date” shall have the meaning set forth in Section 12.1(c).

“Purchaser” shall have the meaning set forth in Section 12.5(a).

“Qualified Transferee” shall mean any of (A) Sunrise or an Affiliate of Sunrise, (B) RCG Longview Debt Fund IV, L.P. or an Affiliate thereof, or (C) a Person satisfactory to Sunrise (not to be unreasonably withheld, delayed or conditioned) that satisfies each of the following conditions: (i) such Person is not a Prohibited Transferee; (ii) such Person, together with its Affiliates, satisfies the Eligibility Requirements; and (iii) such Person either (a) is engaged in the business of making loans secured by, or owning, commercial real estate assets substantially similar to the Facilities (including mezzanine loans with respect to commercial real estate assets substantially similar to the Facilities), or (b) derives a material portion of its revenue from, and maintains an investment portfolio of interests in, entities engaged in the ownership of commercial real estate assets substantially similar to the Facilities.

“Quarterly Interest Rate Differential Amount” shall mean, with respect to any particular calendar quarter, the amount specified opposite such calendar quarter on Schedule 1.2 attached hereto, as the same may be hereafter adjusted pursuant to and in accordance with Section 8.3(b) hereof.

“Refinancing” shall mean, collectively, the Five-Pack Financing and the Connecticut/Santa Monica Financing.

“Regulations” shall mean the permanent and temporary regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the Department of the Treasury under the Code.

“Rejection Notice” shall have the meaning set forth in Section 12.3(a).

“Reply Notice” shall have the meaning set forth in Section 12.2(b).

“Resident Agreement Documents” means the resident agreements with respect to the residents of the Facilities approved by the Members as of the Effective Date.

“Restricted Transferee” shall have the meaning set forth in Section 9.5.

“ROFO Amount” shall have the meaning set forth in Section 12.3(a).

“ROFO Closing Date” shall have the meaning set forth in Section 12.5(a).

“ROFO Recipient” shall have the meaning set forth in Section 12.5(a).

“Secondary Arbitrator” shall have the meaning set forth in Section 13.7(b).

“Secondary Objection Notice” shall have the meaning set forth in Section 13.7(b).

“Seller” shall have the meaning set forth in Section 12.5(a).

“Selling Amount” shall have the meaning set forth in Section 12.2(a).

“Subsidiary” shall mean any entity in which the Company holds any ownership interests, whether directly or indirectly through one or more Persons.

“Substituted Member” shall mean any Person admitted to the Company as a Member pursuant to the provisions of Section 9.3.

“Sunrise” shall have the meaning set forth in the preamble of this Agreement, and shall include any of its assignees or transferees to the extent permitted in this Agreement, but only so long as any such Person continues in its capacity as a Member in the Company.

“Sunrise Change of Control Event” shall mean the occurrence of any of the following: (i) the acquisition by any “person” or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the securities of Sunrise or any direct or indirect parent thereof; (ii) the consummation of a reorganization, merger or consolidation of Sunrise or any direct or indirect parent thereof with any Person (a “Business Combination”), in each case, in which the shareholders of Sunrise or such Affiliate, as the case may be, retain, directly or indirectly, less than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Sunrise, such direct or indirect parent, or all or substantially all of the Sunrise’s or such direct or indirect parent’s assets either directly or through one or more subsidiaries), or (iii) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of Sunrise, or any direct or indirect parent thereof, and their respective subsidiaries, taken as a whole, to any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision).

“Sunrise Contributed Interests” shall mean Sunrise’s 100% direct ownership interest in Sun IV LLC, a Delaware limited liability company.

“Sunrise Distribution Amount” shall have the meaning set forth in Section 6.1(a).

“Sunrise Guarantor” shall mean Sunrise or another Affiliate of Sunrise acceptable to Lender.

“Sunrise Person” shall mean Sunrise or an Affiliate of Sunrise.

“Sunrise Purchase Option” shall have the meaning set forth in Section 12.1(c).

“Sunrise Recourse Claim” shall mean a Claim made under an Affiliate Guaranty to the extent resulting from the gross negligence, willful misconduct or fraud of a Sunrise Guarantor or any Affiliate of a Sunrise Guarantor.

“Target Capital Account” shall mean, with respect to any Member for any Fiscal Year or other period, an amount (which may be either a positive or negative balance) equal to (a) the hypothetical distribution (if any) such Member would receive if all Company assets, including cash, were sold for cash equal to their Carrying Values (taking into account any adjustments to Carrying Values for such period), all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability of the Company, to the Carrying Values of the assets securing such liability), and the net proceeds of such sale to the Company (after satisfaction of said liabilities) were distributed in full pursuant to Section 10.3 on the last day of such period, minus (b) the sum of (i) such Member’s share of Company Minimum Gain and Member Minimum Gain immediately prior to such deemed sale, plus (ii) the amount, if any, which such Member is obligated to contribute to the capital of the Company pursuant to the terms of this Agreement as of the last day of such period (but only to the extent such capital contribution obligation has not been taken into account in determining such Member’s share of Member Minimum Gain).

“Tax Matters Member” shall mean the Managing Member.

“Term” shall have the meaning set forth in Section 2.2.

“Third Party Costs and Expenses” shall mean, with respect to each Claim made against a Sunrise Guarantor or a CHT Guarantor, as applicable, the reasonable third party costs and expenses actually incurred by a Sunrise Guarantor or a CHT Guarantor, as applicable, in connection with such Claim, including, without limitation, reasonable costs and expenses (including legal fees and expenses) of settlement discussions, litigation, arbitration, mediation or other proceedings relating to the Claim.

“Total Capital Contribution” shall mean, with respect to any Member, the Initial Capital Contributions and all additional Capital Contributions made by such Member.

“Transfer” shall mean, with respect to a specified interest, any transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition of any sort, voluntary or involuntary, whether by operation of law or otherwise, of all or any portion of such interest, or any agreement or arrangement to do any of the foregoing.

“Transfer Agreement” means that certain Transfer Agreement dated as of June 4, 2012 by and among Sunrise, CHT Partners, LP, a Delaware limited partnership, and Facility Manager, as amended by that certain letter agreement dated as of June 4, 2012 and that certain First Amendment to Transfer Agreement dated as of June 25, 2012.

“Transfer Expenses” mean any customary transaction expenses in connection with a sale of the Facilities, including, without limitation, brokerage commissions, transfer taxes, loan prepayment fees and other costs, to the extent the same are saved in the proposed Transfer between the Members; such expenses to be reasonably determined by an independent accountant of the Company in a manner consistent with then customary market practices for properties similar to the Facilities and to be allocated equitably among the Members in accordance with their Percentage Interests.

“Transfer Notice” shall have the meaning set forth in Section 12.3(a).

“Transfer Price” shall have the meaning set forth in Section 12.3(a).

“Transfer Price Notice” shall have the meaning set forth in Section 12.3(a).

“Transferor Member” shall have the meaning set forth in Section 12.3(a).

“UCC” shall mean the Uniform Commercial Code as in effect in the State of Delaware, as amended from time to time, or any corresponding provision(s) of succeeding law.

“Venue” shall have the meaning set forth in Section 13.7(a).

1.2 General Interpretive Principles.

(a) All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified.

(b) Unless otherwise specified, the words hereof, herein and hereunder and words of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) If the context requires, the use of any gender will also refer to any other gender, and the use of either number will also refer to the other number. The word including is not exclusive; if exclusion is intended, the word comprising is used instead. The word or will be construed to mean and/or unless the context clearly prohibits that construction.

(d) All terms that are defined by the UCC have the same meanings assigned to them by the UCC, unless (and to the extent) they are varied by this Agreement.

(e) All accounting terms not specifically defined have the meanings determined by reference to GAAP.

(f) Unless the context prevents this construction, a reference to a Facility will be construed to refer to all or any portion of the Facility.

(g) The term mortgage shall mean a mortgage, deed of trust, deed to secure debt or similar instrument, as applicable, and mortgagee means the secured party under a mortgage.

(h) The term deemed means conclusively presumed. The absence of a conclusive presumption does not mean that a particular circumstance does not exist or that a particular condition is not satisfied; it just means that there is no conclusive presumption.

(i) The term presumed means presumed subject to rebuttal and the burden of proof is on the Person seeking to rebut the fact presumed.

(j) All yields and interest rates will be calculated on a the basis of a 360-day year.

(k) Any consent required by a Member that is described in this Agreement as not to be unreasonably withheld shall mean that such consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 2

THE COMPANY AND ITS BUSINESS

2.1 Company Name. The business of the Company shall be conducted under the name of “CHTSun Partners IV, LLC” in the State of Delaware and under such name or such assumed names as the Managing Member deems necessary or appropriate to comply with the requirements of any other jurisdiction in which the Company may be required to qualify.

2.2 Term. The term of the Company shall have commenced on the date of the filing of the Certificate of Formation with the State of Delaware and shall continue in full force and effect until the date that is the later of (a) the thirty (30) year anniversary of the Effective Date or (b) the date on which the term of the last Management Agreement expires, including any renewals thereof, unless sooner terminated as hereinafter provided (“Term”).

2.3 Filing of Certificate and Amendments. The Certificate of Formation was filed with the Secretary of State of the State of Delaware. The Managing Member hereby agrees to cause the execution and filing of any required amendments to the Certificate of Formation and shall do all other acts requisite for the constitution of the Company as a limited liability company pursuant to the laws of the State of Delaware or any other applicable law.

2.4 Business; Scope of Members’ Authority.

(a) The Company is formed for the purpose of (i) directly or through Subsidiaries, engaging in the acquisition, ownership, development, financing, construction, management and sale of senior living facilities throughout the United States, and (ii) transacting any and all lawful business that is incident, necessary or appropriate to accomplish the foregoing.

(b) Except as otherwise expressly and specifically provided in this Agreement, no Member shall have the authority to bind, to act for, or to assume any obligation or responsibility on behalf of, the Company or any other Member. Neither the Company nor any Member shall, by virtue of executing this Agreement, be responsible or liable for any indebtedness or obligation of any other Member incurred or arising either before or after the Effective Date of this Agreement, except, as to the Company, as to those joint responsibilities, liabilities, indebtedness, or obligations expressly assumed by the Company as of the Effective Date or incurred after the Effective Date pursuant to and as limited by the terms of this Agreement.

2.5 Principal Office; Registered Agent. The principal office of the Company shall initially be at the offices of CHT at c/o CNL Healthcare Trust, Inc., 450 South Orange Avenue, Orlando, Florida 32801 or such other place as the Members may from time to time determine. The registered agent and the registered address, respectively, of the Company shall be National Registered Agents, Inc. at c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The Managing Member may elect to change the Company’s registered agent and the Company’s registered and principal offices by complying with the relevant requirements of the Act.

2.6 Authorized Persons. The Person who executed, delivered and filed the Certificate of Formation with the Office of the Delaware Secretary of State is an authorized person within the meaning of the Act, and upon the filing of the Certificate of Formation with the Office of the Delaware Secretary of State, his or her powers as an authorized person ceased. The Managing Member is hereby designated as an “authorized person” within the meaning of the Act. Any one of such authorized persons is hereby authorized to execute, deliver and file any other certificates or documents (and any amendments and/or restatements thereof) on behalf of the Company. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

2.7 Representations by Members. Each Member represents, warrants, covenants and acknowledges that (a) it is a corporation, limited liability company or limited partnership duly organized or formed and is in good standing in the jurisdiction in which it has been organized or formed, (b) it has the power and authority to authorize the execution, delivery and performance of this Agreement, (c) it has been duly authorized and is otherwise duly qualified to purchase and hold its Interest and to execute and deliver this Agreement and all other instruments executed and delivered on behalf of it in connection with the acquisition of its Interest, (d) the person or persons executing and delivering this Agreement on behalf of a Member are duly authorized to do so, (e) the consummation of such transactions will not result in a breach or violation of, or a default under, its charter or bylaws, if such Member is a corporation, or its certificate of limited partnership or its partnership agreement, if such Member is a partnership, or its operating agreement if such Member is a limited liability company, or any existing agreement by which it or any of its assets are bound, and (f) this Agreement is a valid and binding agreement on the part of such Member enforceable in accordance with its terms against such Member, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

2.8 Organization Expenses. Each Member shall bear the costs of its own legal counsel and other professional advisors in connection with the negotiation of this Agreement. All out-of-pocket expenses that have been incurred by or on behalf of the Company by a Sunrise Person or a CHT Person on or prior to the Effective Date shall be expenses of the Company; provided, that, the Members acknowledge that certain expenses incurred prior to the Effective Date shall be governed in accordance with the Transfer Agreement.

2.9 Opt-in to Article 8.

(a) Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the States of Delaware (the “DEUCC”) and Florida (as the Company hereby “opts-in” to such provisions), and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Each Member hereby agrees that its interest in the Company shall for all purposes be personal property. Each Member has no interest in specific Company property.

(b) The Company shall maintain books for the purposes of registering the transfer of the limited liability company interests of the Company. Notwithstanding anything in this Agreement to the contrary, the transfer of limited liability company interests in the Company requires the delivery of an endorsed Share Certificate (as defined below) and recordation of such transfer in the books and records of the Company.

(c) Upon the issuance of limited liability company interests in the Company to any Person in accordance with the provisions of this Agreement, the Company shall issue one or more non-negotiable certificates in the name of such Person substantially in the form of Exhibit C attached hereto (a “Share Certificate”), which evidences the ownership of the limited liability company interests in the Company of such Person. Each such Share Certificate shall be denominated in terms of the percentage of the limited liability company interests in the Company evidenced by such Share Certificate and shall be signed by an appropriate officer of Managing Member on behalf of the Company. Each Share Certificate shall bear a legend stating the language set forth in the first sentence of clause (a) of this Section 2.9. Additionally, each Share Certificate shall contain the following legend: “THE TRANSFER OF THIS SHARE CERTIFICATE AND THE LIMITED LIABILITY COMPANY INTEREST REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE LIMITED LIABILITY COMPANY AGREEMENT.”

(d) The Company shall issue a new Share Certificate in place of any Share Certificate previously issued if the holder of the limited liability company interests in the Company represented by such Share Certificate, as reflected on the books and records of the Company:

(i)	makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Share Certificate has been lost, stolen or destroyed;

(ii)	requests the issuance of a new Share Certificate before the Company has notice that such previously issued Share Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)	if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with such surety or sureties as the Company may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Share Certificate; and

(iv)	satisfies any other reasonable requirements imposed by the Company.

(e) Upon a Member’s transfer in accordance with the provisions of this Agreement of any or all limited liability company interests in the Company represented by a Share Certificate, the transferee of such limited liability company interests in the Company shall deliver such Share Certificate to the Company for cancellation (executed by the transferor on the reverse side thereof), and the Company shall thereupon issue a new Share Certificate to such transferee for the percentage of limited liability company interests in the Company being transferred and, if applicable, cause to be issued to such Member a new Share Certificate for that percentage of limited liability company interests in the Company that were represented by the canceled Share Certificate and that are not being transferred.

(f) Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the DEUCC, such provision of Article 8 of the DEUCC shall control.

2.10 Securities Laws Restrictions. The Interests have not been registered under the Securities Act of 1933, as amended, or under the securities laws of the State of Delaware or any other jurisdiction. Consequently, the Interests may not be sold, Transferred, assigned, pledged, hypothecated or otherwise disposed of, except in accordance with the provisions of such laws and this Agreement.

2.11 Separateness Covenants. Notwithstanding anything to the contrary contained herein or in any other document governing the formation, management or operation of the Company, for so long as the Connecticut/Santa Monica Financing or the Five-Pack Financing remains outstanding and not discharged in full, the following shall govern: Except as provided below with respect to Operating Lessees, (a) the Company shall not own any assets in addition to its indirect or direct ownership interest in the Pool Subsidiaries, other than any cash, investment accounts (provided that the liability associated with any such investment account shall be limited to the assets contained in such account) or personal property used in connection with such ownership, as applicable, and (b) the Facilities shall generate substantially all of the gross income of the Company and there shall be no substantial business being conducted by the Company, either directly or indirectly, other than the business of owning, operating and maintaining indirectly the Facility Entities and the Facilities and the activities incidental thereto. Notwithstanding the foregoing, Operating Lessees may own its leasehold interest in all the Facilities and any personal property associated therewith;

(b) The Company shall not (i) liquidate or dissolve (or suffer any liquidation or dissolution), terminate, or otherwise dispose of, directly, indirectly or by operation of law, all or substantially all of its assets; (ii) reorganize or change its legal structure without Lender’s prior written consent (not to be unreasonably withheld), except as otherwise expressly permitted under the Loan Documents; (iii) change its name, address, or the name under which it conducts its business without promptly notifying Lender; (iv) enter into or consummate any merger, consolidation, sale, transfer, assignment, liquidation, or dissolution involving any or all of the assets of the Company or general partner or any managing member of the Company; or (v) enter into or consummate any transaction or acquisition, merger or consolidation or otherwise acquire by purchase or otherwise all or any portion of the business or assets of, or any stock or other evidence of beneficial ownership of, any Person;

(c) The Company shall not incur any secured or unsecured debt except for (i) the Connecticut/Santa Monica Financing and the Five-Pack Financing, (ii) Permitted Capital Leases (as defined in the Amended and Restated Loan Agreement), (iii) customary and reasonable short term trade payables obtained and repaid in the ordinary course of its business, and (iv) unsecured loans whose proceeds shall be used solely for the benefit of the Facility and the Facility Entities and which do not exceed, in the aggregate at any given time, the amount of Ten Million and No/100 Dollars ($10,000,000.00);

(d) The Company shall not amend, modify or otherwise change its Certificate of Formation or this Agreement in any material term or manner, or in a manner which adversely affects the Company’s existence as a single purpose entity or the Company’s compliance with the Loan Documents;

(e) To the extent that the Company requires an office, it shall maintain its principal executive office and telephone and facsimile numbers separate from that of any Affiliate of same (other than the Pool Subsidiaries) and shall conspicuously identify such office and numbers as its own or shall allocate by written agreement fairly and reasonably any rent, overhead and expenses for shared office space. For the purposes of this Section 2.11, “Pool Subsidiaries” shall mean the Facility Entities, the Operating Lessees, Sun IV, LLC, a Delaware limited liability company, CHT SL IV TRS Corp., a Delaware corporation, CHTSun Two Pool Two, LLC, a Delaware limited liability company, CHTSun Three Pool One, LLC, a Delaware limited liability company, Santa Monica AL, LLC, a Delaware limited liability company, Santa Monica GP, LLC, a Delaware limited liability company, and any other Subsidiaries expressly permitted under the Loan Documents;

(f) To the extent that the Company uses stationery, invoices and checks, it shall use its own separate stationery, invoices and checks;

(g) The Company shall maintain correct and complete financial statements, accounts, books and records and other entity documents separate from those of any Affiliate of same or any other person or entity (other than the Subsidiaries), except that the Company’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that the Company is properly reflected and treated as a separate legal entity;

(h) To the extent the Company has bank accounts, it shall maintain its own separate bank accounts, and shall maintain correct, complete and separate books of account;

(i) The Company shall file or cause to be filed its own separate tax returns, or if applicable, consolidated tax returns;

(j) The Company shall hold itself out to the public (including any of its Affiliates’ creditors) under its own name and as a separate and distinct entity and not as a department, division or otherwise of any Affiliate of same;

(k) The Company shall observe all customary formalities regarding its existence, including holding meetings and maintaining current and accurate minute books separate from those of any Affiliate of same;

(l) The Company shall hold title to its assets in its own name and act solely in its own name and through its own duly authorized officers and agents. No Affiliate of same shall be appointed or act as agent of the Company, other than, if applicable, Operating Lessees as operators or Facility Manager as property manager with respect to the Facilities;

(m) The Company shall make investments in the name of the Company directly by the Company or on its behalf by brokers engaged and paid by the Facility Entities, Operating Lessees or their respective agents;

(n) Except as expressly required by Lender in connection with the Connecticut/Santa Monica Financing or the Five-Pack Financing and in writing or pursuant to the Management Agreement Guaranty, the Company shall not guarantee or otherwise agree to be liable for (whether conditionally or unconditionally), pledge or assume or hold itself out or permit itself to be held out as having guaranteed, pledged or assumed any liabilities or obligations of any partner

(whether limited or general), member, shareholder or any Affiliate of the Company, as applicable, or any other party (other than of the Pool Subsidiaries, to the extent of indebtedness permitted under the Loan Documents), except in connection with the Permitted Member Loans (as defined in the Amended and Restated Loan Agreement) and Permitted Capital Leases; nor shall it make any loan (other than to (i) Pool Subsidiaries that are not Facility Entities or Operating Lessees and (ii) any Facility Entities or Operating Lessees to the extent that such loans qualify as Permitted Member Loans under Section 5.01(h) of the Amended and Restated Loan Agreement);

(o) The Company shall use commercially reasonable efforts to remain solvent and shall pay its own debts and liabilities out of its own funds and assets (to the extent of such funds and assets) as the same shall become due; provided, however, the foregoing shall not require any Member to make additional capital contributions to the Company;

(p) The Company shall separately identify, maintain and segregate its assets;

(q) The Company’s funds (i) shall be deposited or invested in the Company’s name, (ii) shall not be commingled with the funds of any Affiliate of the Company or any other person or entity except as may be required in connection with the Manager Pooling Agreement and (iii) shall be used only for the business of Company (including distributions of available funds);

(r) The Company shall maintain any accounts it uses in its own name and with its own tax identification number, separate from those of any Affiliate of same or any other person or entity (other than the Pool Subsidiaries);

(s) The Company shall maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate of same or other Person;

(t) The Company shall pay or cause to be paid its own liabilities and expenses of any kind, including but not limited to salaries of its employees, if any, only out of its own separate funds and assets;

(u) The Company shall reflect its ownership interest in all data and records (including computer records) used by any Facility Entity, Operating Lessees or any Affiliate of same;

(v) The Company shall not invest any of its funds in securities issued by, nor shall the Company acquire the indebtedness or obligation of, any Affiliate of same (other than the Pool Subsidiaries); and

(w) The Company shall maintain an arm’s length relationship with each of its Affiliates and may enter into contracts or transact business with its Affiliates only on commercially reasonable terms that are no less favorable to the Company than is obtainable in the market from a person or entity that is not an Affiliate of same (other than the Pool Subsidiaries); provided, however, the Company shall be permitted to enter into the Manager Pooling Agreement and Management Agreements.

ARTICLE 3

MANAGEMENT OF COMPANY BUSINESS

3.1 Appointment of Managing Member. CHT will be the initial Managing Member of the Company with the rights and responsibilities set forth in this Agreement. The rights of the Managing Member may not be assigned to any other Person whether voluntarily or by operation of law. The duties of the Managing Member may not be delegated to any other Person whether voluntarily or by operation of law. Nothing in the preceding sentence is intended to prohibit or restrict the Managing Member from engaging a Sunrise Person, accountants, lawyers and other professional and independent service providers for the purpose of performing services for the Company.

3.2 Duties of Managing Member. Subject to obtaining the unanimous consent of the Members to all Major Decisions as set forth in Section 3.5, the Managing Member will have the authority and the duty to manage the Company and implement the purposes of the Company in accordance with the terms of this Agreement acting in a prompt and businesslike manner, and exercising such care and skill as a prudent owner with sophistication and experience in owning, operating and managing facilities similar to the Facilities would exercise in dealing with its own facility. The Managing Member will devote such time to the Company and its business as is reasonably necessary to conduct the operations of the Company and to carry out the Managing Member’s responsibilities. Subject to Section 2.11 and Section 3.5 the Managing Member shall have the following rights and authority to act on behalf of the Company:

(a) To execute any contracts on behalf of the Company.

(b) To form Subsidiaries, including, without limitation, the Facility Entities and Operating Lessees.

(c) To collect revenues generated by the Company and to pay all expenses of the Company as permitted under this Agreement.

(d) To establish, maintain and draw upon checking, savings and other accounts in the name of the Company as provided in Section 3.3.

(e) To make any tax elections to be made by the Company.

(f) To use a trade name in the operation of the Company.

(g) To enter into, or cause its Subsidiaries to enter into, all Facility Documents.

(h) To take all actions reasonably necessary to cause the Facility Manager to maintain in full force and effect all licenses, permits, approvals and insurance required for the construction, operation and maintenance of the Facilities.

(i) To take all other actions reasonably necessary to implement the purposes of the Company.

(j) To do any and all of the foregoing upon such terms and conditions as the Managing Member in its reasonable discretion determines to be necessary, desirable or appropriate.

The Managing Member may delegate any of the above responsibilities and obligations to any other Member of the Company upon reasonable advance notice, provided that such Member agrees to such delegation.

3.3 Bank Accounts. The Company will maintain separate bank accounts in such banks as the Managing Member may designate exclusively for the deposit and disbursement of the funds of the Company. All funds of the Company shall be promptly deposited in such accounts. The Managing Member from time to time shall authorize signatories for such accounts.

3.4 Reimbursement for Costs and Expenses. Subject to the terms of the Approved Budget, the Managing Member will fix the amounts, if any, which the Company will reimburse each Member for any costs and expenses incurred by such Member on behalf and for the benefit of the Company; provided, however, that except as otherwise provided herein or in any separately-executed agreement relating to the business and operation of the Company, no overhead or general administrative expenses of any Person other than the Company itself shall be allocated to the operation of the Company. The Managing Member in its capacity as Managing Member and not in its capacity as a Member shall not be entitled to any fee or compensation for performing its duties and obligations under this Agreement.

3.5 Major Decisions. All of the actions listed on Schedule 3.5 (“Major Decisions”), shall require the written approval of all Members, which approval shall be in the sole discretion of each Member. If a dispute or deadlock arises with respect to a Major Decision, the Members shall attempt to resolve such dispute during a sixty (60) day meet, confer and cooling off period (the “Cooling Off Period”), upon the expiration of which without resolution the Members shall submit the Major Decision to arbitration in accordance with the provisions of Section 13.7. Either party may initiate arbitration. Any Member may propose a Major Decision by sending written notice in accordance with Section 13.2 requesting the approval of such Major Decision; if a Member fails to respond to such request after five (5) Business Days from receipt of the notice (or such longer time as expressly provided for in the notice), the proposing Member shall send another written notice to the other Member and if such Member fails to respond to such second request after five (5) Business Days from receipt of the notice (or such longer time as expressly provided for in the notice), such Member will be deemed to have approved the Major Decision set forth in such notice. If CHT approves, or is deemed to approve, a Major Decision proposed by Sunrise pursuant to this Section 3.5, CHT, in its capacity as Managing Member, shall be obligated to carry out the action that constitutes such Major Decision.

ARTICLE 4

RIGHTS AND DUTIES OF MEMBERS

4.1 Members Shall Not Have Power to Bind Company. Except as set forth in Section 3.2 in its capacity as Managing Member (if applicable), no Member, acting solely in its capacity as a Member, shall transact business for the Company nor shall any Member, acting solely in its capacity as a Member, have the power or authority to sign, act for or bind the Company.

4.2 Other Activities of the Members.

(a) Each of the Members acknowledges that the Members will continue to pursue their separate business opportunities outside of the Company and the Facilities. Each Member is free to pursue all such activities and may engage in or possess an interest in any other business venture or ventures of any nature and description and in any vicinity whatsoever, independently or with others, including, without limitation, the ownership, development, financing, leasing, operation, management, syndication, brokerage, subdivision or sale of real property or senior living facilities and related services, and neither the Company nor any other Member shall have any rights in and to such independent ventures or to income or profits derived therefrom.

(b) Each Member may engage or invest in any other activity or venture or possess any interest therein independently or with others. None of the Members, the Company or any other Person employed by, related to or in any way affiliated with any Member or the Company shall have any duty or obligation to disclose or offer to the Company or the other Members, or obtain for the benefit of the Company or the other Members, any other activity or venture or interest not made with respect to the Company or any Facility. None of the Company, the Members, the creditors of the Company or any other Person having any interest in the Company shall have any claim, right or cause of action against any Member or any other Person employed by, related to or in any way affiliated with, any Member (i) by reason of any direct or indirect investment or other participation, whether active or passive, in any such activity or venture or interest therein, or (ii) any right to any such activity or venture or interest therein or the income or profits derived therefrom.

4.3 Indemnification.

(a) In the event that the Members (including the Managing Member), or any of their direct or indirect partners, directors, officers, stockholders, employees, incorporators, agents, affiliates or controlling Persons (an “Indemnified Person”), become involved, in any capacity, in any threatened, pending or completed action, proceeding or investigation, in connection with any matter arising out of or relating to the Company’s business or affairs, the Company will periodically reimburse such Indemnified Person for its reasonable legal and other expenses (including, without limitation, the cost of any investigation and preparation) incurred in connection therewith, provided that such Indemnified Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in the exception contained in the next succeeding sentence. To the fullest extent permitted by law, the Company also will defend, indemnify and hold harmless an Indemnified Person against any losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever, including, without limitation, reasonable attorney’s fees and costs (collectively, “Costs”) to which such an Indemnified Person may become subject in connection with any matter arising out of or in connection with the Company’s business or affairs, except to the extent that any such Costs result solely from the gross negligence, fraud, or willful misconduct of such Indemnified Person. If for any reason (other than the gross negligence, fraud, or willful misconduct of such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Costs in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this Section 4.3 shall be in addition to any liability which the Company may otherwise have to any Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person. The reimbursement, indemnity and contribution obligations of the Company under this Section 4.3 shall be limited to the Company Assets, and no Member shall have any personal liability on account thereof. The foregoing provisions shall survive any termination of this Agreement.

(b) To the fullest extent permitted by law, each Member shall defend and indemnify the Company and the other Members against, and shall hold it and them harmless from, any Costs as and when incurred by the Company or the other Members in connection with or resulting from such indemnifying Member’s gross negligence, fraud, or willful misconduct.

(c) In addition to and not in limitation of any other indemnification obligations set forth in this Agreement, each Member shall indemnify the other with respect to: (i) any representations and warranties made in the Loan Documents by the borrower thereunder which are made based upon the knowledge of the borrower thereunder; or (ii) any absolute representations and warranties made in the Loan Documents by the borrower thereunder of which the borrower has knowledge to be incorrect and, in each of the foregoing, (i) and (ii), that (A) are untrue but not known to the indemnified Member at the closing of the Refinancing to be untrue, (B) can not be cured within the cure period allowed in the Loan Documents with commercially reasonable efforts, and (C) result in an event of default or other liability to the Member being indemnified. As used in this Section 4.3(c), the term “knowledge” and “known” shall mean, (x) with respect to Sunrise (or with respect to the borrower in the Loan Documents under subclause (i) above), the current, actual (not constructive, imputed or implied) knowledge, after due inquiry, of Greg Neeb, Philip Kroskin, Edward Burnett and Jerry Liang, and (y) with respect to CHT, the current, actual (not constructive, imputed or implied) knowledge, after due inquiry, of Stephen H. Mauldin. and Joseph T. Johnson.

4.4 Dealing with Members. The fact that a Member, an Affiliate of a Member, or any officer, director, employee, member, partner, consultant or agent of a Member or an Affiliate, is directly or indirectly interested in or connected with any Person employed by the Company to render or perform a service, or from or to whom the Company may buy or sell any property or have other business dealings, shall not prohibit a Member from employing such Person or from dealing with him or it on customary terms and at competitive rates of compensation, and neither the Company, nor any of the other Members shall have any right in or to any income or profits derived therefrom by reason of this Agreement.

4.5 Use of Company Assets. No Member shall make use of the Company Assets or any other funds or property of the Company, or assign its rights to specific Company property, other than for the business or benefit of the Company.

4.6 Designation of Tax Matters Member. The Tax Matters Member shall act as the “tax matters member” of the Company as provided in the regulations pursuant to Section 6231 of the Code. Each Member hereby approves of such designation and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval. To the extent and in the manner provided by applicable Code sections and regulations thereunder, the Tax Matters Member (a)shall furnish the name, address, profits interest and taxpayer identification number of each Member to the IRS and each Member shall provide such information to the Tax Matters Member upon request and (b)shall inform each Member of administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes. Each Member hereby reserves all rights under applicable law, including, without limitation, the right to retain independent counsel of its choice at its expense (which counsel shall receive the full cooperation of the Tax Matters Member).

4.7 OFAC; Not Foreign Person; Not Prohibited Person. No Member is a “foreign person” within the meaning of Section 1445(f)(3) of the Code. Each Member represents and warrants that it is not or will not be an entity or person (a)that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”), (b)whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, without limitation, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf), (c)who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224, or (d)who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses [a] – [c] above are referred to as a “Prohibited Person”). Each Member represents, warrants and covenants that it will not (e)knowingly conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, without limitation, knowingly making or receiving any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person in violation of applicable laws, or knowingly selling or otherwise Transferring an interest in itself to any Prohibited Person or (f)knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224. The Members agree to deliver (from time to time) to the Managing Member any such certification or other evidence as may be reasonably requested by the Managing Member, confirming that (g)no Member is a Prohibited Person and (h)no Member has knowingly engaged in any business, transaction or dealings with a Prohibited Person, including, without limitation, knowingly making or receiving any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person in violation of applicable laws.

4.8 Management Fees and OD Loans. The Members consent to the execution by the Company of (i) the Management Agreements and Manager Pooling Agreement, pursuant to which Facility Manager will receive certain fees and may make OD Loans or Pooled OD Loans to the Facilities as more specifically described in the Management Agreements and the Manager Pooling Agreement, and (ii) a guaranty made in favor of Facility Manager, pursuant to which the Company will guaranty to Facility Manager the payment and performance obligations of the Operating Lessees and Connecticut Avenue Facility Owner under the Management Agreements and the Manager Pooling Agreement.

ARTICLE 5

BOOKS AND RECORDS; REPORTS

5.1 Books and Records. At all times during the continuance of the Company, the Managing Member, or such other Member as the Managing Member designates in accordance with the last sentence of Section 3.2, shall (a) keep or cause to be kept true and complete books and records, including corporate and governance documents, of the Company and its Subsidiaries in which shall be entered each transaction of the Company and its Subsidiaries and (b) maintain and keep in good order the Organizational Documents of the Company and its Subsidiaries and monitor corporate housekeeping issues relating to the Company and its Subsidiaries. Such books and records shall be kept on the basis of the Fiscal Year in accordance with the accrual method of accounting, and shall reflect all transactions of the Company in accordance with GAAP.

5.2 Availability of Books and Records; Return of Books and Records. All of the books and records referred to in Section 5.1 (which shall include an executed copy of this Agreement, the Certificate of Formation, and any amendments thereto) shall at all times be maintained at the principal office of the Company or such other location as the Managing Member shall reasonably approve (which other location, upon such approval, shall be communicated to all of the Members), and shall be open to the inspection and examination of the Members or their representatives during reasonable business hours upon reasonable prior notice to the Managing Member.

5.3 Reports and Statements. Subject to the terms of Section 3.5, the Managing Member, or such other Member as the Managing Member designates in accordance with the last sentence of Section 3.2, shall be responsible for determining the need for independent accountants, selecting the Company’s independent accountant’s, if any, and for preparing or overseeing the Company’s independent accountants in the preparation of all federal, state and local tax returns required to be filed. The Managing Member shall, or, in the Managing Member’s sole discretion, such other Member as the Managing Member designates, shall cause the accountants to deliver to the Members completed IRS Schedules K-1 promptly upon receipt from the independent accountants. Each Member shall notify the other Members upon receipt of any notice of tax examination of the Company by federal, state or local authorities. The Managing Member shall, or in the Managing Member’s sole discretion, such other Member as the Managing Member designates shall deliver to the Company: (a) not later than the fifteenth (15th) day of each month monthly consolidated balance sheets and income statements for the Company prepared in accordance with GAAP; (b) not later than the fifteenth (15th) day of each month, trial balances for the preceding month and year-to-date for: (i) the Company and each Subsidiary; (ii) each “Taxable REIT Subsidiary” (as defined by the Code) owned by the Company or any Subsidiary, (iii) each entity owned by any “Taxable REIT Subsidiary” that is owned by the Company or any Subsidiary, and (iv) each of the Facility Entities owned by the Company or any Subsidiary; (c) not later than fifteen (15) days after the end of each quarter, information (including detailed depreciation and basis information) in a format reasonably requested by CHT to be used by CHT, or a consultant engaged by CHT, to compute the earnings and profits of the Company; (d) not later than sixty (60) days after the end of each Company Year, annual consolidated balance sheets and income statements for the Company prepared in accordance with GAAP; (e) not later than March 20th following the end of each Company Year, annual audited consolidated financial statements for the Company prepared in accordance with GAAP, provided, however, that the Managing Member (or such other Member as the Managing Member designates) shall use its best efforts to deliver such annual audited consolidated financial statements by March 15th following the end of each Company Year; and (f) all documentation and calculations necessary for the Company’s independent accountants to prepare the Company’s federal tax return and K-1’s on or before May 1st of each year. In addition to, and not in limitation of the foregoing, the Managing Member shall, or in the Managing Member’s sole discretion, such other Member as the Managing Member designates shall have the responsibility to monitor and manage the Company’s debt compliance, cash management functions and annual independent audit. The Managing Member shall be responsible for determining, pursuant to and as required under Section 3.1(a) of each Operating Lease, whether any Excess Rent (as defined in each Operating Lease) shall be deemed not to accrue or otherwise be payable as rent under any Operating Lease, which determination shall be subject to the approval of the other Members.

5.4 Accounting Expenses. All out-of-pocket expenses payable to Persons that are retained in accordance with the terms of this Agreement in connection with the keeping of the books and records of the Company and the preparation of audited or unaudited financial statements and federal, state and local tax and information returns required to implement the provisions of this

Agreement or required by any governmental authority with jurisdiction over the Company shall be borne by the Company as an ordinary expense of its business; provided, however, that any financial or other reporting or responsibility required of the Company because a Member is an Affiliate of a public company shall be borne by such Member.

5.5 Budgets. Attached hereto as Exhibit A is the Approved Budget for the current fiscal year. In each subsequent fiscal year, the Managing Member shall deliver to the other Members promptly upon receipt from the Facility Manager, a draft annual operations budget for the next fiscal year for each Facility in the form attached as Exhibit D to the Management Agreement for the ensuing calendar year (the “Proposed Budgets”). The Proposed Budget shall be considered by the Members and a final annual operations budget shall be approved based on the Proposed Budget which shall become an Approved Budget in accordance with the requirements of the Management Agreement for such Facility. If there is a delay in the finalization of a new Approved Budget, or if the Proposed Budget is not approved as aforesaid, the Company shall require the Facility Manager to operate the Facility pursuant to the Approved Budget for the prior fiscal year for the Facility increased by the greater of (A) three and one-half of one percent (3.5%) or (B) any increase in the Index, until the Proposed Budget is approved by the Members. The amount of the Index increase for each fiscal year shall be determined by multiplying the Approved Budget for the previous Fiscal Year by a fraction, the numerator of which shall be (i) the Index most recently published immediately prior to the next fiscal year, minus (ii) the Index most recently published immediately prior to the immediately preceding fiscal year, and the denominator of which shall be the Index most recently published immediately prior to the immediately preceding fiscal year. Mathematically, the Index increase calculation may be expressed as (current Index – last year Index) last year Index. If consensus cannot be reached among the Members as to the Proposed Budget within sixty (60) days of the Members’ receipt of the Proposed Budget, then the Members shall submit the Proposed Budget to arbitration pursuant to Section 13.7, for a determination as to any items contained in the Proposed Budget which remain in dispute. Either party may initiate arbitration. Managing Member shall use commercially reasonable efforts to adhere to the Approved Budgets, it is understood, however, that the Approved Budgets are only projections by Managing Member of estimated results and that various circumstances such as, but not limited to, the cost of labor, material, services and supplies, casualty, operation of law, or economic and market conditions may make achievement of the Approved Budgets impracticable or not obtainable.

ARTICLE 6

CAPITAL CONTRIBUTIONS, LOANS

AND LIABILITIES

6.1 Initial Capital Contributions of the Members. The initial Capital Contributions of the Members are set forth on Schedule 6.1 attached to this Agreement, made as follows:

(a) CHT has contributed Fifty-Six Million Seven Hundred Thirty-Eight Thousand Six Hundred Ninety-Nine and 98/100 Dollars ($56,738,699.98) in cash to the Company, of which the Company has used (i) to make a distribution to Sunrise in the amount of Five Million and 00/100 Dollars ($5,000,000.00) (the “Sunrise Distribution Amount”), (ii) a portion of, together with certain proceeds from the Refinancing, to repay the mortgage financing that encumbered the Five-Pack Facilities immediately prior to the Five Pack Financing, and (iii) a portion of to pay for other closing costs; and

(b) Sunrise has contributed the Sunrise Contributed Interests to the Company for which Sunrise shall receive a Capital Account credit of Forty-Six Million Three Hundred Eighty-Two Thousand Eight Hundred Seventy-Two and 57/100 Dollars ($46,382,872.57).

6.2 [Intentionally Omitted].

6.3 Capital Calls. Any Member may, at any time or times, require all Members upon the giving of a Capital Call, and all Members hereby agree, to make additional Capital Contributions to the Company for the purpose of curing an event of default or a default which with the passage of time will ripen into an event of default or will give rise to the exercise of a remedy by the Lender under the Refinancing or any future refinancing approved by all the Members pursuant to Section 3.5 of this Agreement (other than the repayment of the principal amount of the Refinancing or any future refinancing approved by all the Members pursuant to Section 3.5 of this Agreement at the maturity of the Refinancing or any future refinancing approved by all the Members pursuant to Section 3.5 of this Agreement, as the same may be accelerated), or for the purpose of funding Non-Discretionary Items (such Capital Contributions, the “Mandatory Capital Contributions”). All additional Capital Contributions other than the Mandatory Capital Contributions shall be a Major Decision subject to the mutual agreement of the Members in accordance with Section 3.5 hereof. Upon a Capital Call, provided such Capital Call is with respect to a Mandatory Capital Contribution or an additional Capital Contribution agreed upon by the Members in accordance with Section 3.5, each Member shall contribute as a Capital Contribution such Member’s pro rata portion of the aggregate amount specified in the Capital Call based on such Member’s Percentage Interest set forth on Schedule 6.1 hereto, other than payments for costs and expenses to be paid by a Member pursuant to Section 4.3(b). The Capital Calls shall be given no less than ten (10) Business Days in advance of the date the Capital Contribution specified in such Capital Call is to be made. The Members acknowledge and agree that funds from Capital Contributions will be distributed to the Facility Owners and Facility Lessees for the purposes set forth in this Section 6.3.

6.4 Reimbursements.

(a) Except as provided in Sections 6.4(b) below, the Company shall reimburse each Sunrise Guarantor and CHT Guarantor, as applicable, for (i) all amounts paid by a Sunrise Guarantor or CHT Guarantor in respect of a Claim made by Lender under an Affiliate Guaranty and (ii) Third Party Costs and Expenses incurred by a Sunrise Guarantor or CHT Guarantor in respect of the Claim. The Company shall make such reimbursement from time to time, within fifteen (15) days after receipt of a demand from a Sunrise Guarantor or CHT Guarantor, as applicable, together with reasonable documentation substantiating the amount of the request. The Managing Member shall notify the Members of the amount of funds required to pay the demand from the Sunrise Guarantor or CHT Guarantor, as applicable, and shall provide the Members with reasonable documentation substantiating the amount of the request, and each Member’s required contribution amount. The Members shall fund the amount called for within ten (10) Business Days after notice is given.

(b) The Company shall have no reimbursement obligation with respect to a Sunrise Recourse Claim or CHT Recourse Claim.

(c) Notwithstanding the foregoing, (a) CHT shall reimburse each Sunrise Guarantor for one hundred percent (100%) of (i) all amounts paid by a Sunrise Guarantor in respect of a CHT Recourse Claim made by Lender under an Affiliate Guaranty and (ii) Third Party Costs and Expenses incurred by a Sunrise Guarantor in respect of a CHT Recourse Claim and (b) Sunrise shall reimburse each CHT Guarantor for one hundred percent (100%) of (i) all amounts paid by a CHT Guarantor in respect of a Sunrise Recourse Claim made by Lender under an Affiliate Guaranty and (ii) Third Party Costs and Expenses incurred by a CHT Guarantor in respect of a Sunrise Recourse Claim. CHT and Sunrise shall make such reimbursement from time to time, within ten (10) Business Days after demand from the Sunrise Guarantor or CHT Guarantor, as applicable, together with reasonable documentation substantiating the amount of the request.

6.5 Remedies for Failure to Fund Capital Contributions.

(a) If any Member shall fail to timely make a Capital Contribution required pursuant to Section 6.3 in the amount and within the time period specified in the Capital Call notice (such Member is hereinafter referred to as a “Non-Contributing Member”), the Managing Member shall give written notice in accordance with the requirements of Section 13.2 of such failure to all other Members and any other Member or Members may fund all or part of such Capital Contribution on behalf of such Non-Contributing Member (each such funding Member is hereinafter referred to as a “Contributing Member”). Any amounts funded by a Contributing Member on behalf of a Non-Contributing Member shall be made directly to the Company but shall be treated as (a) a recourse demand loan made by the Contributing Member to the Non-Contributing Member (the “Member Loan”), bearing interest at the lower of (i) the rate of return to which the Contributing Member is entitled pursuant to Section 8.1 at the time such Member Loan is made, plus the Member Loan Rate, and (ii) the maximum rate permitted by applicable law, followed by (b) a capital contribution by such Non-Contributing Member to the Company. If and to the extent permitted under the terms of the Loan Documents, the Member Loan will be secured by a UCC security interest in the Non-Contributing Member’s Interest (which the Non-Contributing Member hereby grants) and any transferee of the Non-Contributing Member’s Interest will take that Interest subject to the lien. In addition, the lien of such UCC security interest shall be superior-in-interest to the lien of any pledge or other encumbrance granted by the Non-Contributing Member with respect to its Interest pursuant to and in accordance with Section 9.5 hereof. The Member Loan (to the extent of unpaid principal and interest) shall be payable within thirty (30) days after written demand by the Contributing Member and shall be repaid (x) directly by the Company on behalf of the Non-Contributing Member to the Contributing Member from Net Operating Cash Flow or Capital Proceeds otherwise distributable to the Non-Contributing Member as further provided in Section 8.4, and (y) to the extent outstanding, upon any Transfer of any part of the Non-Contributing Member’s Interest. Any Net Operating Cash Flow or Capital Proceeds used to repay the Member Loan shall be applied first to interest and then to principal. The Member Loan may, at the election of the Contributing Member, be evidenced by a promissory note, and the Contributing Member is hereby granted an irrevocable power of attorney, coupled with an interest, to execute and deliver that promissory note on behalf and in the name of the Non-Contributing Member. The failure of a Contributing Member or Non-Contributing Member to execute the promissory note will not invalidate or otherwise affect the enforceability of, or amounts owing under, any Member Loan.

(b) Notwithstanding anything in Section 6.5(a) to the contrary, if the terms of the Loan Documents prohibit treating all or any portion of a Capital Contribution contributed by a Contributing Member on behalf of a Non-Contributing Member as a Member Loan, and any Member shall fail to timely make a Capital Contribution required pursuant to Section 6.3 in the amount and within the time period specified in the Capital Call notice, the Managing Member shall give written notice in accordance with the requirements of Section 13.2 of such failure to all other Members and any other Member or Members may fund all or part of such Capital Contribution on behalf of such Non-Contributing Member as a Capital Contribution to the Company. Any amounts funded by the Contributing Member on behalf of a Non-Contributing Member shall be made directly to the Company (and shall not be treated as a Member Loan). In such an event, (X) the Capital Account of such Contributing Member shall be increased by two (2) times the aggregate amount of all Capital Contributions funded by such Contributing Member on behalf of itself and on behalf of the Non-Contributing Member with respect to the Capital Call in question, and (Y) the Contributing Member’s Percentage Interest shall be increased and the Non-Contributing Member’s Percentage Interest shall be reduced each proportionately based on such increase of the Contributing Member’s Capital Account.

6.6 Capital of the Company. The capital of the Company shall be the sum of the Members’ Capital Contributions. Except as otherwise provided in this Agreement, no Member shall be entitled to withdraw or receive any interest on, or return of, all or any part of its Capital Contribution or to receive Company Assets in return for its Capital Contribution.

6.7 Limited Liability of Members. No Member shall be bound by, or be personally liable for, the expenses, liabilities, indebtedness or obligations of the Company. The liability of each Member shall be limited solely to the amount of its Capital Contribution; provided, however, after a Member has received a distribution from the Company, such Member may be liable to the Company for the amount of the distribution but only to the extent required by this Agreement or by the Act. Nothing in this Agreement shall be construed to create liability of any Member in excess of the amount of its Capital Contribution except for gross negligence, fraud, or willful misconduct by such Member.

6.8 Refinancing.

(a) Non-Recourse; Carve-out Guaranties The Refinancing is secured by the Facilities and is non-recourse to the Company and to the Members, except as otherwise expressly set forth in the documents evidencing such Refinancing, provided that a Sunrise Guarantor and a CHT Guarantor will be jointly and severally responsible for certain obligations as set forth in any Affiliate Guaranties. Sunrise and CHT shall cause Sunrise Guarantor and CHT Guarantor, respectively, to the extent required by the Lender, to issue any Affiliate Guarantees, in forms acceptable to Sunrise and CHT in their sole discretion. CHT, Sunrise and the Company and the CHT Guarantor and Sunrise Guarantor have entered into an Indemnification and Contribution Agreement on the date hereof in the form attached hereto as Exhibit B.

6.9 Mezz Loan.

(a) Sunrise and CHT acknowledge that CHT will obtain the Mezz Loan. In connection therewith, the Mezz Lender shall have the right to acquire, directly or indirectly, CHT’s Interest in connection with the exercise of its rights under the Mezz Loan Documents in the event of a default thereunder, in accordance with the provisions of Sections 6.9(b).

(b) The Mezz Lender shall provide copies to Sunrise of any notices of default delivered to CHT under the Mezz Loan Documents and any notices delivered to CHT with respect to such Mezz Lender’s intent to accelerate the term of the Mezz Loan and to foreclose upon CHT’s

Interest (the “Acceleration Notice”). Sunrise shall have the option to purchase the Mezz Loan from the Mezz Lender (the “Mezz Loan Purchase Option”) for a purchase price equal to the aggregate amount of all obligations of CHT outstanding under the Mezz Loan, including without limitation obligations for principal, interest, late charges, default interest, exit fees, prepayment or yield maintenance charges, protective advances, expenses or fees, legal fees and similar items and all other obligations of CHT thereunder (the “Mezz Loan Purchase Price”) exercisable by delivering written notice thereof to the Mezz Lender within ten (10) days of Sunrise’s receipt of the Acceleration Notice, which notice shall specify the date upon which the closing of such purchase shall take place. If Sunrise does not exercise the Mezz Loan Purchase Option or fails to deliver such notice within such 10-day period and the Mezz Lender schedules a foreclosure sale of on CHT’s Interest, then (i) the Mezz Lender shall give reasonable prior notice to Sunrise of any such foreclosure sale by the Mezz Lender with respect to CHT’s Interest, and (ii) the Mezz Lender shall only be permitted to sell, transfer or otherwise convey such interest to a Qualified Transferee. Provided that the holder of CHT’s interest following a foreclosure, sale or other transfer of CHT’s Interest is a Qualified Transferee, such holder shall automatically be admitted as a Member of the Company upon such foreclosure, sale or other transfer, with all of the rights and obligations of CHT; except that such Qualified Transferee shall not be the Managing Member and Sunrise shall become the Managing Member. The Company acknowledges that the pledge of CHT’s Interests in the Company made by CHT in connection with the Mezz Loan Documents between CHT, as pledgor, and the Mezz Lender shall be a pledge not only of profits and losses of the Company, but also a pledge of all rights and obligations of the CHT; except that, the Mezz Lender (or such other Qualified Transferee to whom CHT’s Interest may be transferred or conveyed) shall not be the Managing Member. Upon a foreclosure, sale or other transfer of CHT’s Interests in the Company pursuant to and in accordance with the terms of the Mezz Pledge Agreement and this Section 6.9(b), the successor member shall be subject to all of the terms and conditions contained in this Agreement (except that Sunrise, and not the Mezz Lender, shall be the Managing Member), including, without limitation, those set forth in Article 9 and Article 12 hereof. Each of the pledge of CHT’s Interests in the Company by CHT and the foreclosure thereon by the Mezz Lender is, subject to the terms and conditions herein, permitted hereby and shall not cause CHT to cease to be a Member of the Company.

ARTICLE 7

CAPITAL ACCOUNTS, PROFITS

AND LOSSES AND ALLOCATIONS

7.1 Capital Accounts.

(a) The Capital Accounts of Sunrise and CHT established hereunder shall be initially set forth on Schedule 6.1.

(b) The Capital Accounts of the Members shall be set forth on Schedule 6.1. A separate Capital Account shall be maintained for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 7.1 shall be interpreted and applied in a manner consistent therewith. Whenever the Company would be permitted to adjust the Capital

Accounts of the Members pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) to reflect revaluations of the Company, the Company may so adjust the capital accounts of the Members. In the event that the Capital Accounts of the Members are adjusted pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) to reflect revaluations of any of the Company’s assets or property, (i) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such assets or property, (ii) the Member’s distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such assets or property shall be determined so as to take account of the variation between the adjusted tax basis and the book value of such assets or property in the same manner as under IRC Section 704(c), and (iii) the amount of upward and/or downward adjustments to the book value of the Company property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of this Section. In the event that Code Section 704(c) applies to any Company property, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes with respect to such Company property.

(c) Each Member’s Capital Account shall be maintained in accordance with the following provisions:

(i) Each Member’s Capital Account shall be credited with the amounts of such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to the Member pursuant to this Article 7, and the amount of any liabilities of the Company assumed by such Member or which are secured by any property distributed by the Company to such Member;

(ii) Each Member’s Capital Account shall be charged with the amounts of cash and the Carrying Value of any property distributed by the Company to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to the Member pursuant to this Article 7, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(iii) If all or a portion of a Member’s Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest; and

(iv) In determining the amount of any liability for purposes of this Section 7.1(b), Section 752(c) of the Code and any other applicable provisions of the Code and Regulations shall be taken into account.

This Section 7.1(b) and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. If the Managing Member determines that it is prudent to modify the manner in which the Capital Accounts, or any charges or credits thereto (including charges or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company or by Members), are computed in order to comply with such Regulations, the Managing Member may make such modification, but only if it is not likely to have a material effect on the amounts to be distributed to any Member pursuant to Section 8.1, Section 8.2 or Section 10.3 upon the dissolution of the Company. The Managing Member also shall (c) make any adjustments that may be necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (d) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

7.2 General Allocation Rules.

After giving effect to the special allocations set forth in Section 7.3, all Profits and Losses (and to the extent necessary, as set forth in clauses (a), (b) and (c) of this Section 7.2, items of gross income, gain, expense and loss) of the Company shall be allocated to the Members as follows:

(a) If the Company has Profits for any Fiscal Year (determined prior to giving effect to this clause (a)), each Member whose Partially Adjusted Capital Account is greater than its Target Capital Account shall be allocated, proportionately, items of Company expense or loss for such Fiscal Year equal to the difference between its Partially Adjusted Capital Account and Target Capital Account. If the Company has insufficient items of expense or loss for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of expense or loss shall be allocated among such Members in proportion to such differences.

(b) If the Company has Losses for any Fiscal Year (determined prior to giving effect to this clause (b)), each Member whose Partially Adjusted Capital Account is less than its Target Capital Account shall be allocated, proportionately, items of Company gain or income for such Fiscal Year equal to the difference between its Partially Adjusted Capital Account and Target Capital Account. If the Company has insufficient items of income or gain for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of income or gain shall be allocated among such Members in proportion to such differences.

(c) Any remaining Profits or Losses (as computed after giving effect to clauses (a) and (b) of this Section 7.2) shall be allocated among the Members so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for the period under consideration. To the extent possible, each Member shall be allocated a pro rata share of all Company items allocated pursuant to this clause (c). No portion of such Profits, if any, shall be allocated to a Member whose Partially Adjusted Capital Account for the period under consideration is greater than its Target Capital Account for such period; and no portion of such Losses, if any, shall be allocated to a Member whose Target Capital Account for the period under consideration is greater than its Partially Adjusted Capital Account for such period.

7.3 Special Allocations. The following special allocations shall be made in the following order and priority:

(a) Company Minimum Gain Charge-back. Notwithstanding any other provision of this Article 7, if there is a net decrease in Company Minimum Gain during any Company Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 7.3(a) is intended to comply with the minimum gain charge-back requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Member Minimum Gain Charge-Back. Notwithstanding any other provision of this Article 7 except Section 7.3(a), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 7.3(b) is intended to comply with the minimum gain charge-back requirement in Section 1.705-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in the Regulations Section 1.704-1(b)(2)(ii)(d)(4) (adjustments for depletion), 1.704-1(b)(2)(ii)(d)(5) (other loss or deduction), or 1.704-1(b)(2)(ii)(d)(6) (reasonably expected distributions), items of Company income and gain shall be specially allocated to each such Member in any amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 7.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 7 have been tentatively made as if this Section 7.3(c) were not in the Agreement.

(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company Fiscal Year which is in excess of the sum of (i)the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii)the amount such Member is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 7 have been tentatively made as if this Section 7.3(d) and Section 7.3(c) were not in the Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated between the Members in proportion to their respective Percentage Interests.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(h) Reversal of Regulatory Allocations.

(i) The “Regulatory Allocations” consist of the “Basic Regulatory Allocations,” as defined in Section 7.3(h)(ii), the “Nonrecourse Regulatory Allocations,” as defined in Section 7.3(h)(iii), and the “Member Nonrecourse Regulatory Allocations,” as defined in Section 7.3(h)(iv).

(ii) The “Basic Regulatory Allocations” consist of allocations pursuant to Section 7.3(c), 7.3(d) and 7.3(g). Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Basic Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Basic Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Basic Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, allocations pursuant to this Section 7.3(h)(ii) shall only be made with respect to allocations pursuant to Section 7.3(g) to the extent the Managing Member reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the parties to this Agreement.

(iii) The “Nonrecourse Regulatory Allocations” consist of all allocations pursuant to Sections 7.3(a) and 7.3(e). Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Nonrecourse Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, (A) no allocations pursuant to this Section 7.3(h)(iii) shall be made prior to the Company Fiscal Year during which there is a net decrease in Company Minimum Gain, and (B) allocations pursuant to this Section 7.3(h)(iii) shall be deferred with respect to allocations pursuant to Section 7.3(e) to the extent the Managing Member reasonably determines that such allocations are likely to be offset by subsequent allocations pursuant to Section 7.3(a).

(iv) The “Member Nonrecourse Regulatory Allocations” consist of all allocations pursuant to Section 7.3(b) and 7.3(f). Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Member Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Member Nonrecourse Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Member Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, (A) no allocations pursuant to this Section 7.3(h)(iv) shall be made with respect to allocations pursuant to Section 7.3(f) relating to a particular Member Nonrecourse Debt prior to the Company Fiscal Year during which there is a net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Member Minimum Gain, and (B) allocations pursuant to this Section 7.3(h)(iv) shall be deferred with respect to allocations pursuant to Section 7.3(f) relating to a particular Member Nonrecourse Debt to the extent the Managing Member reasonably determined that such allocations are likely to be offset by subsequent allocations pursuant to Section 7.3(b).

(v) The Managing Member shall have reasonable discretion, with respect to each Company Fiscal Year, to (A) apply the provisions of Sections 7.3(h)(ii), 7.3(h)(iii) and 7.3(h)(iv) in whatever order is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations, and (B) divide all allocations pursuant to Sections 7.3(h)(ii), 7.3(h)(iii) and 7.3(h)(iv) among the Members in a manner that is likely to minimize such economic distortions.

7.4 Income Tax Elections. In the event of a Transfer of all or part of a Member’s Interest (or of the interest of a partner in a partnership which is a Member) because of death or sale, the Company shall, if requested by the transferee, make the election described in Section 754 of the Code.

7.5 Income Tax Allocations.

(a) Except as otherwise provided in Section 7.5(c), for purposes of Sections 702 and 704 of the Code, or the corresponding sections of any future Federal internal revenue law, or any similar tax law of any state or other jurisdiction, the Company’s profits, gains and losses for Federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof, shall be allocated among the Members in the same proportions as the corresponding “book” items are allocated pursuant to this Section.

(b) If any portion of the Profit from a Capital Transaction allocated among the Members pursuant to Section 7.5(a) is characterized as ordinary income under the recapture provisions of the Code or is subject to a different rate of tax under the Code, each Member’s distributive share of taxable gain from the sale of the property that gave rise to such Profit (to the extent possible) shall include a proportionate share of the recapture income or income that is subject to a different rate of tax equal to that Member’s share of prior cumulative depreciation deductions with respect to the property that give rise to the recapture income or the income that is subject to a different rate of tax except to the extent otherwise required by Regulations Sections 1.1245-1(e) and 1.1250-1(f).

(c) Each item of taxable income, gain, loss or deduction attributable to (i)any property (other than cash) contributed by a Member to the Company, and (ii)any other property of the Company the Carrying Value of which has been adjusted pursuant to clause (iii)of the definition of Carrying Value, shall be allocated among the Members in accordance with Section 704(c) of the Code, using such method permitted by Section 704(c) of the Code and the Regulations thereunder as may be selected by the Managing Member, with the approval of Sunrise, so as to take into account the variation, at the time of contribution or adjustment to Carrying Value, between the Adjusted Basis and the Carrying Value of such property, as required by Regulations Section 1.704-1(b)(4)(i) and Section 1.704-3.

(d) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits shall be in proportion to their respective Percentage Interests.

(e) To the extent permitted by Sections 1.704-2(h)(3) and 1.704-2(i)(6) of the Regulations, the Members shall endeavor to treat distributions of Net Operating Cash Flow or Capital Proceeds as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

7.6 Transfers During Fiscal Year. In the event of the Transfer of all or any part of a Member’s Interest (in accordance with the provisions of this Agreement) at any time other than the end of a Fiscal Year, the share of Profit or Loss (in respect of the Interest so Transferred) shall be allocated between the transferor and the transferee in the same ratio as the number of days in the Fiscal Year before and after such Transfer. The prior sentence shall not apply to Profit or Loss from Capital Transactions or to other extraordinary nonrecurring items. Such amounts shall be allocated between the transferor and transferee based on the date of closing of the sale or on the date the gain is realized or the loss incurred, as the case may be.

7.7 Election to be Taxed as Association. The Company shall be treated as a partnership for federal income tax purposes. No Member or Managing Member shall cause the Company to elect to be treated other than as a partnership for federal income tax purposes in accordance with Regulations Section 301.7701-3(c), unless such election is approved in writing by all Members. If at any time the Company has just one Member, it shall be disregarded as a separate entity for federal, state and local tax purposes. The Managing Member, in the Managing Member’s reasonable discretion, shall have the authority to elect to treat any subsidiary of the Company that is a corporation as a “Taxable REIT Subsidiary”.

7.8 Assignees Treated as Members. For all purposes of this Article 7, but for no other purpose, an Assignee shall be treated as a Member and each reference in this Article 7 to the Members shall be deemed to include Assignees.

ARTICLE 8

DISTRIBUTIONS OF NET OPERATING CASH FLOW

AND CAPITAL PROCEEDS

8.1 Distributions of Net Operating Cash Flow. Net Operating Cash Flow distributed shall be reasonably adjusted within 30 days after the end of the last calendar quarter of each Company Year (and to the extent necessary the Members agree to make appropriate adjustments among themselves) to ensure that the amount distributable to each of the Members for the entire Company Year is equal to the amounts each of the Members would have received under Section 8.1 if the Net Operating Cash Flow was determined for the entire Company Year and was distributed in a single disbursement as of the end of each Company Year (such adjustments, for example, shall take into account any increased yield a Member receives as a result of receiving distributions quarterly instead of annually). Distributions of Net Operating Cash Flow shall be made to the Members within thirty (30) days after the close of each calendar quarter (unless (x) such distribution is not in compliance with law or (y) such distribution would result in a breach of any covenants or undertakings provided by the Company (including covenants or undertakings provided for third party financing) or would, in the opinion of the Members, acting reasonably, be likely to do so during the following twelve (12) months), in the following order of priority:

(a) For the first through seventh Company Years:

(i) First, to CHT, until CHT has received an 11% Cumulative Return, compounded annually, on CHT’s Total Capital Contribution;

(ii) Second, to Sunrise, until Sunrise has received an 11% Cumulative Return, compounded annually, on Sunrise’s Total Capital Contribution;

(iii) Thereafter, the balance, if any, to the Members pro-rata in accordance with their respective Percentage Interests.

(b) Following the seventh Company Year, to the Members pro-rata in accordance with their respective Percentage Interests.

8.2 Distribution of Capital Proceeds. Capital Proceeds shall be distributed promptly after a Capital Transaction (unless (x) such distribution is not in compliance with law or (y) such distribution would result in a breach of any covenants or undertakings provided by the Company (including covenants or undertakings provided for third party financing) or would, in the opinion of the Members, acting reasonably, be likely to do so during the following twelve (12) months) in the following order of priority:

(a) In the event of a Capital Transaction in the first through seventh Company Years:

(i) First, to CHT, until CHT has received an 11% Cumulative Return, compounded annually, on CHT’s Total Capital Contribution after taking into account all amounts previously distributed to CHT;

(ii) Second, (x) to Sunrise and CHT, pro-rata in accordance with their respective Percentage Interests, until one Member has received an 13% Internal Rate of Return on its Total Capital Contribution after taking into account all amounts previously distributed to such Member, then (y) 100% to the other Member until such other Member has received an 13% Internal Rate of Return on its Total Capital Contribution after taking into account all amounts previously distributed to such Member (including, without limitation, amounts distributed under subsection (x) of this Section 8.2(a)(ii)). The 13% Internal Rate of Return shall be compounded annually;

(iii) Thereafter, the balance, if any, to Sunrise.

(b) If the Capital Transaction occurs after the seventh Company Year:

(i) First, to CHT, until CHT has received an 11% Cumulative Return, compounded annually, on CHT’s Total Capital Contribution attributable to years one (1) through seven (7) of the Company, after taking into account all amounts previously distributed to CHT;

(ii) Second, (x) to Sunrise and CHT, pro-rata in accordance with their respective Percentage Interests, until one Member has received an 13% Internal Rate of Return on its Total Capital Contribution after taking into account all amounts previously distributed to such Member, then (y) 100% to the other Member until such other Member has received an 13% Internal Rate of Return on its Total Capital Contribution after taking into account all amounts previously distributed to such Member (including, without limitation, amounts distributed under subsection (x) of this Section 8.2(b)(ii)). The 13% Internal Rate of Return shall be compounded annually;

(iii) Thereafter, the balance, if any, 50% to CHT and 50% to Sunrise.

8.3 Distribution Calculations.

(a) In applying the terms of Section 8.1 and Section 8.2, (i) references to relative Percentage Interests or relative Capital Contributions will be those in effect at the time of the distribution, (ii) until a particular priority has been satisfied in full, no amounts will be distributable under any junior priority, and (iii) all amounts distributable under a particular priority will be prorated among the Members in the manner specified within that priority, and the method of proration applied to each dollar distributable in that priority will be the same until that priority is satisfied in full.

(b) With respect to any distributions to be made to CHT pursuant to and in accordance with the terms of Section 8.1 and Section 8.2 hereof, CHT acknowledges and agrees that the Quarterly Interest Rate Differential Amounts applicable to the period to which such distribution relates shall not actually be paid to CHT but shall be deemed to have been distributed to CHT as cash on a first dollar basis. Sunrise and CHT each acknowledge and agree that in the event that following the execution of this Agreement, either (i) the actual interest rate payable under the Five-Pack Financing is reduced such that the same is less than 5.25% or (ii) the borrowers under the Five-Pack Financing shall make a partial prepayment of the outstanding principal amount owed to the Lender thereunder, then the Quarterly Interest Rate Differential Amounts shall be adjusted in accordance with the methodology described in Section 14.01(c) of the Transfer Agreement such that the same shall be calculated based upon such reduced interest rate and/or the then outstanding principal balance under the Five-Pack Financing, as applicable, it being understood and agreed that in the event of a reduction in the actual interest rate payable under the refinancing of the Five-Pack Facilities following the Closing Date, the interest rate differential for purposes of recalculating the Quarterly Interest Rate Differential Amounts shall be the new reduced interest rate and the Stated Rate. By way of example only, assuming a Stated Rate of 5.10%, in the event the actual interest rate payable under the refinancing of the Five-Pack Facilities is reduced following the Closing Date to a rate that is equal to or less than 5.10%, no Quarterly Interest Rate Differential Amounts would be due and payable thereafter. The “Stated Rate” shall mean that certain rate described in Section 14.01(c) of the Transfer Agreement.

8.4 Repayment of Member Loans, Reconciliation Amounts and Other Payments.

(a) Notwithstanding anything to the contrary in Section 8.1 and Section 8.2, if as a result of a Member Loan, any Member becomes a Non-Contributing Member, then any distributions that would otherwise be payable to the Non-Contributing Member pursuant to Section 8.1 or Section 8.2 will instead be paid to the Contributing Member or Members, first to pay any accrued interest and then to pay the principal amount thereof until such Member Loan (including any accrued and unpaid interest) is repaid in full and such amounts will not be deemed to have passed through the distribution waterfalls set forth in Section 8.1 and Section 8.2. If there are two or more Contributing Members with respect to the Member Loan to a Non-Contributing Member, distributions under Section 8.1 or Section 8.2 will be made pro rata to each Contributing Member in proportion to the relative principal amount of Member Loans (including accrued and unpaid interest) that each Contributing Member has outstanding as a percentage of total outstanding Member Loans made to the Non-Contributing Member by all Contributing Members. Any distributions paid to a Contributing Member(s) pursuant to this Section 8.4(a) in respect of a Member Loan will, for tax allocation and all other purposes of this Agreement, be treated as if they had been distributed to the Non-Contributing Member, not the Contributing Member or Members.

(b) If any amount that is to be paid by a Member pursuant to Section 4.3(b) has not been paid by a Member, any distributions that would otherwise be payable to the Member will instead be used first to pay the payment of any reconciliation amount owed by a Member to the Company that has not been paid pursuant to Section 4.3(b) and such amounts will not be deemed to have passed through the distribution waterfalls set forth in Section 8.1 and Section 8.2.

8.5 Liquidation. Subject to the terms of Sections 8.2(a) and (b), in the event of the sale or other disposition of all or substantially all of the Company Assets, the Company shall be dissolved and the proceeds of such sale or other disposition shall be distributed in liquidation as provided in Article 10, except that to the extent that the Company receives a purchase money note or notes in exchange for all or a portion of such assets, the Company shall continue until such purchase money note or notes have been paid in full.

8.6 Sunrise Distribution Amount. Notwithstanding anything to the contrary contained herein, the Members acknowledge and agree that Sunrise is entitled to receive the Sunrise Distribution Amount, which amount was distributed by the Company to Sunrise from CHT’s initial Capital Contribution immediately following the Company’s receipt thereof.

ARTICLE 9

DISPOSITION OF INTERESTS

9.1 Limitations on Assignments of Interests by Members. Except as set forth in this Article 9 and other than (i) Transfers by Sunrise or CHT to their respective Affiliates, (ii) transfers of a minority equity interest in CHT to CNL Lifestyle Properties, Inc., a Maryland corporation, (iii) Transfers between Sunrise and CHT, or (iv) pledges of, or security or similar interests in the Interests as may be required by the Lenders to the Company or, with respect to pledges of CHT’s Interest only, the Mezz Lender, which in each case shall be subject to the terms and conditions of the Refinancing and, with respect to pledges of CHT’s Interest only, the Mezz Loan Documents, no Member shall have the right to Transfer all or any portion of its Interest without the consent of the other Members in their sole discretion. Notwithstanding anything to the contrary herein, in no event may CHT Transfer all or any portion of its Interest unless all necessary consents and approvals are received from the applicable governmental authority with respect to the licensure of the Facilities. Any transfer tax or similar tax imposed on Sunrise or CHT relating to a transaction pursuant to Article 9 will be paid or caused to be paid by that Member (and the Member will indemnify the Company for any such transfer tax or similar tax).

9.2 Assignment Binding on Company. No Transfer of all or any part of the Interest of a Member permitted to be made under this Agreement shall be binding upon the Company unless and until a duplicate original of such assignment or instrument of transfer, duly executed and acknowledged by the assignor or transferor, has been delivered to the Company, and such instrument evidences (i) the written acceptance by the assignee of all of the terms and provisions of this Agreement and (ii) the assignee’s representation that such assignment was made in accordance with all applicable laws and regulations. In addition, a Person to whom a Transfer may be made pursuant to this Article 9, may also be required, in the discretion of the Members, and as a condition precedent to its becoming a transferee, to make certain representations, warranties and covenants including, without limitation, representations as to its net worth, sophistication and investment intent.

9.3 Substituted Members.

(a) Members who assign all their Interests pursuant to an assignment or assignments permitted under this Agreement shall cease to be Members of the Company except that unless and until a Substituted Member is admitted in its stead, the assigning Member shall not cease to be a Member of the Company under the Act and shall retain the rights and powers of a Member under the Act and pursuant to this Agreement, provided that such assigning Member may, prior to the admission of a Substituted Member, assign its economic interest in its Interest, to the extent otherwise permitted under this Article 9. Any Person who is an assignee of any portion of the Interest of a Member and who has satisfied the requirements of Section 9.1 and Section 9.2 shall become a Substituted Member only when (i) the Managing Member has entered such assignee as a Member on the books and records of the Company, which the Managing Member is hereby directed to do upon satisfaction of such requirements, and (ii) such assignee shall have paid all reasonable legal fees and filing costs in connection with the substitution as a Member.

(b) Any Person who is an assignee of any of the Interest of a Member but who does not become a Substituted Member and desires to make a further assignment of any such Interest, shall be subject to all the provisions of this Article 9 to the same extent and in the same manner as any Member desiring to make an assignment of its Interest.

9.4 Acceptance of Prior Acts. Any Person who becomes a Member, by becoming a Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it became a Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to said date and which are in force and effect on said date.

9.5 Permitted Transfers.

(a) Notwithstanding anything to the contrary herein, subject to the terms and conditions of the Refinancing and the Mezz Loan, the following Transfers shall be deemed “Permitted Transfers” and shall not require the consent of the other Member, provided however that any Permitted Transfer by CHT shall be subject to the Sunrise Purchase Option and the Change of Control Purchase Option and, subject to Section 9.5(b) below, the transfer restrictions described in Section 9.5(a)(iii).

(i) any Member may pledge its Interest to a commercial lender in connection with a financing for the benefit of such Member or its Affiliates (other than the Refinancing); provided that any such pledge would not contravene the terms and conditions of the Loan Documents; and provided further however, that the definitive loan documentation with such lender, including the Mezz Loan Documents with respect to the Mezz Loan, shall provide that: (i) such lender acknowledges and agrees that such pledge, and the lien and security interest created thereby, shall be subject and subordinate to any lien and security interest on such Member’s Interest (whether then existing or thereafter created) which secures a Member Loan made to such Member, and such lender shall covenant and agree to duly execute and deliver such documents that may be reasonably requested by the Contributing Member to evidence such subordination, and (ii) such lender shall provide a copy to both Members hereunder of any notice with respect to such lender’s intent to realize upon the pledged Interest after an event of default under such financing, and the Member which is not subject to the financing shall have the same period as provided to the defaulting Member under the applicable loan documents to remedy or cause to be remedied the defaults specified in such notice (to the extent such defaults are capable of being remedied by such Member). All sums expended by a Member to cure the loan defaults of a defaulting Member under this Section 9.5(a)(i) shall be treated as a Member Loan hereunder. In the event the applicable defaults are not so cured and the lender realizes upon the defaulting Member’s Interest, such realization shall be a permitted Transfer hereunder. Each Member acknowledges and agrees that the Company shall not be required to bear any costs or expenses in connection with a financing of the type described in this Section 9.5(a)(i) (including, without limitation, any fees, costs or expenses payable to any Lender on account of such financing), and all such costs and expenses shall be borne solely by the Member to whom (or to the Affiliate of whom) such financing is made. In no event shall any such costs or expenses incurred by a Member pursuant to and in accordance with the immediately prior sentence entitle such Member to a Capital Account credit hereunder.

(ii) Sunrise and its successors and assigns may sell all or any portion of its Interest subject to the right of first offer in favor of CHT, on the terms set forth in Section 12.3 hereof; provided however, that with respect to the voting rights of any third party purchaser of a portion of the Sunrise Interest, such rights will be exercised by Sunrise on behalf of such purchaser as if Sunrise retained 100% of its Interest.

(iii) CHT and its successors and assigns may, subject to the right of first offer in favor of Sunrise on the terms set forth in Section 12.3 hereof, assign or sell all or a portion of its Interest to a REIT sponsored by CNL Financial Group, Inc., a Florida corporation, or its Affiliates, provided that such entity (A) has total assets in excess of Two Hundred Million Dollars ($200,000,000), (B) has as its advisor (pursuant to an advisory agreement as to management, acquisition, advisory and administrative services) an Affiliate of CNL Financial Group, LLC, a Florida limited liability company, (C) is not known in the community as being of bad moral character, and (D) is not in control of or is controlled by any one or more persons who have been convicted of a felony involving turpitude in any state or federal court. In connection with an assignment or sale of all of CHT’s Interest pursuant to and in accordance with the terms of this Section 9.5(a)(iii), CHT may elect, in its sole and absolute discretion, by written notice given to Sunrise not less than five (5) days prior to such sale or transfer, (I) to pay to Sunrise on the date of the closing of such assignment or sale an amount equal to the aggregate sum of all future Quarterly Interest Rate Differential Amounts applicable to each quarter occurring from and after the date of the closing of such sale or assignment, as such amounts are set forth on Schedule 1.2 as in effect as of the date the closing of such sale (the “Aggregate Quarterly Interest Rate Differential Amount”), or (II) to fund the Aggregate Quarterly Interest Rate Differential Amount on the date of the closing of such assignment or sale to a Person mutually agreed to by CHT and Sunrise (the “Escrow Agent”) to be held in escrow pursuant to the terms of an escrow agreement the form of which shall be mutually agreed to by CHT and Sunrise prior to CHT’s funding such amount (the amount held pursuant to such escrow agreement, the “Escrow Funds”), but which Escrow Agreement shall provide that (x) the Escrow Agent shall disburse to Sunrise, within thirty (30) days after the close of each calendar quarter, a portion of the Escrow Funds equal to the Quarterly Interest Rate Differential Amount applicable to such quarter, for so long as the Quarterly Interest Rate Differential Amount would have been deemed distributed to CHT under this Agreement if CHT had remained a Member of the Company, (y) in the event Sunrise elects to prepay all or any portion of the Five Pack Financing, then the Escrow Agent shall disburse to Sunrise an amount equal to that portion of any prepayment fee, penalty, premium or other similar charge that is payable to the Lender in connection with such prepayment to the extent the same is attributable to the interest rate under the Five Pack Financing being an interest rate greater than 4.95%, and in the event there are insufficient Escrow Funds to satisfy such disbursement requirement, then CHT shall pay to Sunrise any such deficiency within five (5) Business Days of receiving an invoice therefor, and (z) in the event the Five Pack Financing has been prepaid in full or in a sufficient amount such that following such prepayment no Quarterly Interest Rate Differential Amounts would have been deemed to be paid to CHT hereunder if CHT had remained a Member of the Company, then following Sunrise’s receipt of any such amounts required to be paid pursuant to sub-clause (y) above, any remaining Escrow Funds shall be returned by the Escrow Agent to CHT (such an escrow Agreement satisfying the foregoing conditions, including, without limitation, that it is in form mutually agreed to by CHT and Sunrise, is referred to herein as an “Escrow Agreement”). If CHT timely makes the payment of the Aggregate Quarterly Interest Rate Differential Amount in full in either the manner described in clause (I) or clause (II) above, then Section 8.3(b) hereof shall be deemed to be null and void and of no further force and effect from and after the date of such payment. If CHT fails to timely to make such payment as aforesaid, it is understood and agreed that any transferee of CHT’s interest pursuant to the terms of this Section 9.5(a)(iii) would be subject to the terms and conditions of Section 8.3(b) hereof.

(iv) CHT and its successors and assigns may, from and after the second Company Year and subject to the right of first offer in favor of Sunrise on the terms set forth in Section 12.3 hereof, sell all or a portion of its Interest to any party that is not (A) a Competitor of Sunrise or (B) HCP, Inc., a Maryland corporation (“HCP”), or Ventas, Inc., a Delaware corporation (“Ventas”) or their respective Affiliates and successors (such Persons referenced in clauses (A) and (B), each a “Restricted Transferee”); provided however, that with respect to the voting rights of any third party purchaser of a portion of the CHT Interest, such rights will be exercised by CHT on behalf of such purchaser as if CHT retained 100% of its Interest. In connection with a sale of all of CHT’s Interest pursuant to and in accordance with the terms of this Section 9.5(a)(iv), CHT may elect, in its sole and absolute discretion, by written notice given to Sunrise not less than five (5) days prior to such sale or transfer, (I) to pay to Sunrise on the date of the closing of such sale the Aggregate Quarterly Interest Rate Differential Amount, or (II) to fund the Escrow Funds on the date of the closing of such sale to an Escrow Agent to be held in escrow pursuant to the terms of an Escrow Agreement. If CHT timely makes the payment of the Aggregate Quarterly Interest Rate Differential Amount in full in either the manner described in clause (I) or clause (II) above, then Section 8.3(b) hereof shall be deemed to be null and void and of no further force and effect from and after the date of such payment. If CHT fails to timely to make such payment as aforesaid, it is understood and agreed that any transferee of CHT’s interest pursuant to the terms of this Section 9.5(a)(iv) would be subject to the terms and conditions of Section 8.3(b) hereof.

(b) Indirect Transfers of CHT’s Interest shall be subject to the restrictions set forth in Section 9.1, provided, however, that notwithstanding anything else contained in this agreement, CHT may sell its Interest without receiving the prior written consent of Sunrise in connection with a CHT Liquidity Event, provided that the transferee of CHT REIT’s assets in accordance with such Liquidity Event is not a Restricted Transferee; provided further however that, from and after such CHT Liquidity Event, (i)the restriction on sales of CHT’s Interest by the successor to CHT in connection with such CHT Liquidity Event to HCP or Ventas or their respective Affiliates and successors shall continue only for a period to expire on the later of (y) two (2) years following such CHT Liquidity Event or (z) two (2) years following the expiration of the Purchase Option Lockout Period and (ii)notwithstanding the provisions of Section 12.1(c), if such CHT Liquidity Event (other than a CHT Liquidity Event constituting an initial public offering of the shares of CHT or any Affiliate thereof) occurs prior to the expiration of the Purchase Option Lockout Period, Sunrise shall have the right to exercise the Sunrise Purchase Option as of the date of such CHT Liquidity Event. For purposes of clarification, the restriction on sales of the CHT Interest to Competitors of Sunrise following a CHT Liquidity Event shall not expire.

ARTICLE 10

DISSOLUTION OF THE COMPANY;

WINDING UP AND DISTRIBUTION OF ASSETS

10.1 Dissolution.

(a) Subject to Section 2.11(b), the Company shall be dissolved and its affairs shall be wound up only upon the first to occur of the following:

(i) the entry of a decree of judicial dissolution under Section 18-802 of the Act;

(ii) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized and directed to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (A) to continue the Company and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a Substituted Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company in the Company;

(iii) a Capital Transaction effecting the sale, exchange, transfer, assignment or other disposition, directly or indirectly, of all of the Facilities and receipt of the final payment of any installment obligation received as a result of any such Capital Transaction;

(iv) the written direction of all of the Members; or

(v) the later of (A) the thirtieth (30th) anniversary of the Effective Date and (B) the date on which the term of the last Management Agreement expires, including any renewals thereof.

(b) No Member shall have the right to (i)withdraw or resign as a Member of the Company, (ii)redeem, or otherwise require redemption of, its Interest or any part thereof or (iii)to the fullest extent permitted by law, dissolve itself voluntarily.

(c) Notwithstanding any other provision of this Agreement, the Bankruptcy of any of the Members shall not cause said Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution. To the fullest extent permitted by law, the Company shall not be dissolved or terminated solely by reason of the Bankruptcy, removal, withdrawal, dissolution or admission of any Member.

10.2 Winding Up.

(a) In the event of the dissolution of the Company pursuant to Section 10.1(a), the Managing Member may wind up the Company’s affairs.

(b) Upon dissolution of the Company and until the filing of a certificate of cancellation of the Certificate of Formation as provided in the Act, the Managing Member or a liquidating trustee, as the case may be, may, in the name of, and for and on behalf of, the Company, prosecute and defend suits, whether civil, criminal or administrative, gradually settle and close the Company’s business, dispose of and convey the Company’s property, discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 10.3 any remaining assets of the Company, all without affecting the liability of Members and without imposing liability on any liquidating trustee.

(c) Upon the completion of winding up of the Company, the Managing Member or liquidating trustee, as the case may be, shall file a certificate of cancellation of the Certificate of Formation in the Office of the Secretary of State of the State of Delaware as provided in the Act. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Act.

10.3 Distribution of Assets. Upon the winding up of the Company, the Company Assets shall be distributed in the following priority:

(a) to the satisfaction of debts and liabilities of the Company owed to creditors (whether by payment or the making of reasonable provision for payment thereof), in order of priority as provided by law, other than debts and liabilities owed to Members, including, without limitation, Member Loans, including to the payment of expenses of the liquidation and to the setting up of any reserves that the Managing Member or the liquidating trustee, as the case may be, shall determine are reasonably necessary for any contingent, conditional or non-matured liabilities or obligations of the Company or the Members;

(b) to the satisfaction of debts and liabilities of the Company owed to Members; and

(c) to the Members in accordance with provisions of Section 8.2(a) or Section 8.2(b) as if such distribution was a distribution of Capital Proceeds.

ARTICLE 11

AMENDMENTS

11.1 Amendments. This Agreement may only be modified, altered, supplemented or amended (i) with the prior written approval of Lender if required pursuant to Section 2.11(d), and (ii) pursuant to a written agreement executed and delivered by all of the Members.

11.2 Additional Members. Notwithstanding Section 11.1, if this Agreement shall be amended as a result of adding or substituting a Member, the amendment to this Agreement shall be signed by all of the Members and by the Person to be added or substituted and by the assigning Member, if any.

11.3 Documentation. In making any amendments, the Managing Member shall prepare and file for recordation such documents and certificates as shall be required to be prepared and filed.

ARTICLE 12

BUY-SELL; PURCHASE OPTION; RIGHT OF FIRST OFFER

12.1 Purchase Option.

(a) If during the first or second Company Year a Sunrise Change of Control Event occurs, Sunrise or its successor, as applicable, shall have the option to purchase, exercisable in such party’s sole discretion, one hundred percent (100%) of CHT’s Interest in the Company (such option, the “Change of Control Purchase Option”). The Change of Control Purchase Option shall be exercisable by Sunrise or its successor, as applicable, delivering prior written notice to CHT within ninety (90) days following the date upon which a Sunrise Change of Control Event occurs (the “Change of Control Purchase Option Notice”) in accordance with the requirements of Section 13.2. If Sunrise or its successor, as applicable, exercises the Change of Control Purchase Option, CHT will be paid a purchase price equal to the sum of (x) the applicable Payment Amount, plus (y) the amount of CHT’s Total Capital Contribution, less (i) all amounts previously distributed to CHT pursuant to and in accordance with Sections 8.1(a)(i) and 8.2(a)(i) hereof, and (ii) provided if Section 8.3(b) hereof has not been deemed to be of no further force and effect pursuant to Section 9.5(a)(iii) or Section 9.5(a)(iv) above, an amount equal to the aggregate sum of all future Quarterly Interest Rate Differential Amounts applicable to each quarter occurring from and after the date of the closing of such purchase, as such amounts are set forth on Schedule 1.2 as in effect as of the date the closing of such purchase (the “Change of Control Purchase Price”). For purposes of calculating the Change of Control Purchase Price, any amounts paid to CHT by Sunrise with respect to any claim for breach of obligations, representations or warranties of Sunrise under the Transfer Agreement in accordance with the terms thereof, whether in settlement of such claim or pursuant to a judgment issued against Sunrise or the Company in connection with such claim or otherwise, shall be credited at closing against the Change of Control Purchase Price. For purposes of clarity, the Change of Control Purchase Option shall apply to CHT’s Interest in the Company but not to any interest in CHT.

(b) The closing of the Transfer of CHT’s Interest in accordance with the Change of Control Purchase Option shall be in accordance with Section 12.5 below and shall take place on the date that is no earlier than thirty (30) days and no later than ninety (90) days after CHT receives the Change of Control Purchase Option Notice (or if such day is not a Business Day, the first Business Day thereafter), unless Sunrise or its successor, as applicable, and CHT mutually agree to an earlier or later closing date (the “Change of Control Purchase Option Closing Date”). At the closing, CHT shall transfer its Interest free and clear of all Liens and withdraw as Managing Member in consideration of its receipt of the Change of Control Purchase Price by wire transfer of immediately available funds. The Members shall not invoke the provisions of Section 12.2 or Section 12.3 during any period when the Change of Control Purchase Option has been invoked but closing thereunder has not yet occurred. During the period commencing upon the issuance of the Change of Control Purchase Option Notice and ending on the Change of Control Purchase Option Closing Date, all decisions regarding the management and operations of the Company, whether or not such decisions are Major Decisions, shall be decided jointly between the Members.

(c) From and after the expiration of the third Company Year (the period beginning on the Effective Date and ending upon the expiration of the third Company Year referred to herein as the “Purchase Option Lockout Period”), subject to Section 9.5(b), Sunrise shall have the option to purchase, exercisable in Sunrise’s sole discretion, one hundred percent (100%) of CHT’s Interest in the Company (such option, the “Sunrise Purchase Option”). The Sunrise Purchase Option shall be exercisable upon not less than ninety (90) days prior written notice to CHT (the “Purchase Option Notice”) in accordance with the requirements of Section 13.2 (which notice may be exercised prior to the expiration of the Purchase Option Lockout Period), provided, however, that the Sunrise Purchase Option shall no longer be exercisable after the seventh Company Year (the “Purchase Option Termination Date”). If Sunrise exercises the Sunrise Purchase Option, CHT will be paid a purchase price equal to the amount necessary to return to CHT a 13% Internal Rate of Return on CHT’s Total Capital Contributions, after taking into account all amounts previously distributed to CHT, provided, however, that if Section 8.3(b) hereof has not been deemed to be of no further force and effect pursuant to Section 9.5(a)(iii) or Section 9.5(a)(iv) above, such purchase price shall be reduced by an amount equal to the aggregate sum of all future Quarterly Interest Rate Differential Amounts applicable to each quarter occurring from and after the date of the closing of such purchase, as such amounts are set forth on Schedule 1.2 as in effect as of the date the closing of such purchase (the “Option Price”). The Option Price shall be calculated jointly by CHT and Sunrise. In the event the parties fail to agree on the Option Price within five (5) Business Days from the receipt by CHT of the Purchase Option Notice, then the Option Price shall be calculated by an accounting firm jointly agreed upon by the Members (the “Independent Accountant”) and the Members hereby acknowledge that they shall give preference to one of the following accounting firms as the Independent Accountant: Ernst & Young, PricewaterhouseCoopers, KPMG, or Deloitte Touche, within eight (8) Business Days of CHT’s receipt of the Purchase Option Notice, and such accountant shall notify Sunrise and CHT of such amounts in writing upon such calculation. For purposes of calculating the Option Price, as applicable, any amounts paid to CHT by Sunrise with respect to any claim for breach of obligations, representations or warranties of Sunrise under the Transfer Agreement in accordance with the terms thereof, whether in settlement of such claim or pursuant to a judgment issued against Sunrise or the Company in connection with such claim or otherwise, shall be credited at closing against the Option Price. For purposes of clarity, the Sunrise Purchase Option shall apply to CHT’s Interest in the Company but not to any interest in CHT.

(d) The closing of the Transfer of CHT’s Interest in accordance with the Sunrise Purchase Option shall be in accordance with Section 12.5 below and shall take place not earlier than ninety (90) days after CHT receives the Purchase Option Notice, unless Sunrise and CHT mutually agree to an earlier closing date (the “Purchase Option Closing Date”). At the closing, CHT shall transfer its Interest free and clear of all Liens and withdraw as Managing Member in consideration of its receipt of the Option Price, as applicable, by wire transfer of immediately available funds. The Members shall not invoke the provisions of Section 12.2 or Section 12.3 during any period when the Sunrise Purchase Option has been invoked but closing thereunder has not yet occurred. During the period commencing upon the issuance of the Purchase Option Notice and ending on the Purchase Option Closing Date, all decisions regarding the management and operations of the Company, whether or not such decisions are Major Decisions, shall be decided jointly between the Members.

(e) Sunrise or its successor, as applicable, agrees to cooperate with CHT to accommodate CHT in effectuating a like kind exchange (an “Exchange”) under Section 1031 of the Code in connection with the purchase and sale of CHT’s Interest pursuant to a Sunrise Change of Control Event occurring during the twenty-four (24) month period following the Effective Date, provided that: (i) the Change of Control Purchase Option Closing Date shall not be delayed or affected by reason of the Exchange nor shall consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to CHT’s obligations under this Agreement and CHT’s failure or inability to consummate an exchange for any reason or for no reason at all shall not be deemed to excuse or release CHT from its obligations under this Agreement; (ii) CHT shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, but such assignment shall not release CHT from any of its obligations to Sunrise (or its successor, as applicable), under this Agreement, (iii) Sunrise, or its successor, as applicable, shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by CHT; and (iv) CHT shall pay any additional costs that would not otherwise have been incurred by Sunrise, or its successor, as applicable, had CHT not consummated the transaction through an Exchange. Sunrise, or its successor, as applicable, shall not by this Agreement or acquiescence to an Exchange desired by CHT have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to CHT that its Exchange in fact complies with Section 1031 of the Code.

(f) Sunrise acknowledges and agrees that in the event that the Company is required to make any additional payments to the Lender on account of the occurrence of a Sunrise Change of Control Event, then Sunrise shall reimburse CHT for its pro rata share, based on CHT’s Percentage Interest, of any such payments actually paid to the Lender by the Company.

12.2 Buy Sell.

(a) At any time from and after the Purchase Option Termination Date, provided Sunrise has not exercised the Change of Control Purchase Option or the Sunrise Purchase Option on or before such Purchase Option Termination Date, either Member (the “Offeror”) may give to the other Member (the “Offeree”) a written notice in accordance with the requirements of Section 13.2 (a “Buy-Sell Notice”) stating the Offeror’s determination of the price for the assets of the Company if the Company was sold to a third party purchaser for fair market value, free and clear of all liabilities, (the “Buy-Sell Price”), and stating that the Offeror will either (i) pay to the Offeree in exchange for all the Offeree’s Interest an amount (the “Offer Amount”) equal to the cash amount that the Offeree would have received in respect of the Offeree’s Interest pursuant to Section 8.2, net of the Transfer Expenses, in the event of a Capital Transaction of the type described in Section 10.1(a) above on the date of delivery of the Buy-Sell Notice for a sales price equal to the Buy-Sell Price or (ii) sell all the Offeror’s Interest to the Offeree in exchange for an amount (the “Selling Amount”) equal to the cash amount Offeror would have received pursuant to Section 8.2, net of the Transfer Expenses, in the event of a Capital Transaction of the type described in Section 10.1(a) above on the date of delivery of the Buy-Sell Notice for a sales price equal to the Buy-Sell Price. The Offer Amount and Selling Amount shall be calculated by an independent accountant acting on behalf of the Company within three (3) Business Days of the issuance of the Buy-Sell Notice, and such accountant shall notify both the Offeror and Offeree of such amounts in writing upon such calculation.

(b) The Offeree shall have a period of thirty (30) days after its receipt of the Buy-Sell Notice within which to give the Offeror written notice in accordance with the requirements of Section 13.2 (the “Reply Notice”) whether the Offeree shall (i) sell its Interest to the Offeror for the Offer Amount or (ii) buy the Offeror’s Interest for the Selling Amount. In the event that the Reply Notice is not so given prior to the expiration of the thirty (30) day period, the Offeree shall be deemed to have accepted the offer to sell its entire Interest to the Offeror for the Offer Amount. Within ten (10) Business Days after the receipt or deemed receipt of the Reply Notice, the purchaser of the Interest shall deliver a ten percent (10%) cash deposit to the selling party.

(c) Closing of the Transfer of the Offeror’s or Offeree’s Interest in accordance with the Offeree’s election will take place within one hundred twenty (120) days after receipt or deemed receipt by the Offeror of the Reply Notice, unless the selling and the purchasing party mutually agree to an earlier closing date (the “Buy/Sell Closing Date”). At the closing, the selling Member (the “Buy/Sell Seller”) shall transfer its Interest free and clear of all Liens in consideration of its receipt by wire transfer of the purchase price on the terms and conditions set forth in Section 12.4 below. Should either Member default in its obligation to close when it is obligated to do so, (i)the defaulting purchasing party shall forfeit the deposit, (ii) the defaulting Member shall have no further ability to invoke the provisions of this Section 12.2 and (iii) the non-defaulting Member (A) shall have the right to buy the defaulting Member’s Interest for a Buy-Sell Price that shall be reduced by ten percent (10%), which right shall continue for a period of thirty (30) days following the default of the defaulting purchasing party and (B) shall be entitled to specific performance of such obligation. If the non-defaulting Member exercises the right set forth in the foregoing clause (iii), the closing of the purchase of the defaulting Member’s Interest shall occur subject to and in accordance with the provisions of Section 12.5. Notwithstanding anything to the contrary contained herein, in the event CHT is the Buy/Sell Seller and provided Section 8.3(b) hereof has not been deemed to be of no further force and effect pursuant to Section 9.5(a)(ii) or Section 9.5(a)(iv) above, the purchase price that would have otherwise been payable to CHT under this Section 12.2 shall be reduced by an amount equal to the aggregate sum of all future Quarterly Interest Rate Differential Amounts applicable to each quarter occurring from and after the date of the closing of such purchase, as such amounts are set forth on Schedule 1.2 as in effect as of the date the closing of such purchase.

12.3 Right of First Offer.

(a) Subject to the terms and conditions of Article 9 of this Agreement and notwithstanding anything to the contrary contained herein, if, at any time, (i) Sunrise intends to sell all or a portion of its Interest pursuant to Section 9.5(a)(ii), or (ii) CHT intends to sell all or a portion of its Interest pursuant to Section 9.5(a)(iii), such Member (the “Transferor Member”) shall give a notice (“Transfer Notice”) to the other Member (the “Non-Transferor Member”) that the Transferor Member intends to Transfer such portion of its Interest to a third party and, upon receipt of such Transfer Notice the Non-Transferor Member shall determine a price for the assets of the Company if the Company was sold to a third party purchaser for fair market value, free and clear of all liabilities (the “Transfer Price”). Within ten (10) Business Days of receipt of the Transfer Notice, the Non-Transferor Member shall notify the Transferor Member as to its determination of the Transfer Price (the “Transfer Price Notice”). Upon receipt of such Notice, the Transferor Member shall either accept or reject the Transfer Price. If the Transfer Price is accepted, the Transferor Member shall so notify the Non-Transferor Member (“Acceptance Notice”) and within three (3) Business Days of acceptance, the Independent Accountant acting on behalf of the Company shall determine the cash amount (the “ROFO Amount”) that the Transferor Member would have received in respect of such portion of the Transferor Member’s Interest pursuant to Section 8.2, net of the Transfer Expenses, in the event of a Capital Transaction of the type described in Section 10.1(a) above on the date of delivery of the Transfer Notice for a sales price equal to the Transfer Price, and shall notify the Transferor Member and Non-Transferor Member of the same. Upon delivery and acceptance of the ROFO Amount, the Non-Transferor Member shall purchase the Transferor Member’s Interest in accordance with the provisions of Section 12.5 of this Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, if CHT is the Transferor Member and Section 8.3(b) has not been deemed to be of no further force and effect pursuant to Section 9.5(a)(ii) or Section 9.5(a)(iv) above, then the amount payable to CHT for the purchase of its Interest under this Section 12.3(a) shall equal (i) the ROFO Amount less (ii) an amount equal to the aggregate sum of all future Quarterly Interest Rate Differential Amounts applicable to each quarter occurring from and after the date of such purchase, as such amounts are set forth on Schedule 1.2 as in effect as of the date the closing of such purchase. If the Transfer Price is rejected, the Transferor Member shall so notify the Non-Transferor Member (“Rejection Notice”) and the Transferor Member shall be free to sell its Interest to any third party in accordance with Section 12.3(b) of this Agreement. The failure of a Transferor Member to deliver either an Acceptance Notice or a Rejection Notice within such period of time shall be deemed to be the delivery by such Non-Transferor Member of a Rejection Notice. If the Non-Transferor Member fails to deliver a Transfer Price Notice within the time period set forth herein, the Transferor Member shall be free to sell its Interest to any third party.

(b) Subject to the restrictions of Section 9.5, the Transferor Member shall at all times be free to negotiate with any prospective third party purchasers of its Interest and, if no Acceptance Notice has been timely delivered to any Non-Transferor Member, the Transferor Member may sell all or a portion of its Interest to a bona fide third-party purchaser (the “Third Party Purchaser”) for an amount that is at least ninety five percent (95%) of the ROFO Amount and upon other material terms no more favorable to such Third Party Purchaser than were the material terms offered by the Non-Transferor Member, provided that (i) such purchase price is payable in immediately available funds, (ii) the Transferor Member and the Third Party Purchaser enter into a contract of sale not later than ninety (90) days after the date the Rejection Notices were delivered or deemed delivered and (iii) the Transferor Member and the Third Party Purchaser close the Transfer at any time within one hundred twenty (120) days after the date the Rejection Notices were delivered or deemed delivered, on the terms and conditions set forth in Section 12.5 below. In such case, the Third Party Purchaser shall become a Member hereunder; provided however, that with respect to the voting rights of the Third Party Purchaser, if less than 100% percent of the Interest of a Member is transferred to a Third Party Purchaser, such rights will be exercised by the Transferor Member on behalf of the Third Party Purchaser as if the Transferor Member retained 100% of its Interest.

12.4 [INTENTIONALLY OMITTED]

12.5 Closing.

(a) At the closing on (i) the date of the closing of the purchase by the Non-Transferor Member or the Third Party Purchaser, (as applicable, the “ROFO Recipient”), of the Transferor Member’s Interests which is the subject of a the right of first offer in accordance with Section 12.3 above (the “ROFO Closing Date”), (ii) the Purchase Option Closing Date or the Change

of Control Purchase Option Closing Date in accordance with Section 12.1 above, or (iii) the Buy/Sell Closing Date in accordance with Section 12.2 above, (as the case may be, the “Closing Date”) the Transferor Member (on the ROFO Closing Date), CHT (on the Purchase Option Closing Date or the Change of Control Purchase Option Closing Date) or Buy/Sell Seller (on the Buy/Sell Closing Date), respectively, (as the case may be, the “Seller”), shall execute and deliver to the ROFO Recipient, Sunrise (or its successor, as applicable), or Buy/Sell Purchaser, respectively (as the case may be, the “Purchaser”), an assignment of the Seller’s Interest (or with respect to the ROFO Closing Date, such portion of such Seller’s Interest which is subject to the assignment) (which assignment shall warrant Seller’s ownership of the Interest being sold to be free and clear of all liens and other encumbrances) and such other instruments as the Purchaser may reasonably require, to give it good and lien free title to all of the Seller’s right, title and interest in the Company, subject to the terms of this Agreement. If the Purchaser has elected to have the Seller convey the Seller’s Interest to a designee or nominee of the Purchaser, the Company shall thereafter continue. In such event, the Purchaser and the Company shall indemnify the Seller against claims and liabilities of the Company arising after the date of such conveyance.

(b) On the Closing Date, the Purchaser shall, at its option, (i) obtain a full release of the Seller (or a partial release in the event the Seller continues to be a Member after the Closing Date in connection with the sale of a partial Interest to the Third Party Purchaser) from all liability, direct or contingent, by all holders of all Company and/or Subsidiary debts, obligations or claims against the Seller for which the Seller is or may be personally liable with respect to the period from and after the Closing Date, except for any debts, obligations or claims which are fully insured by public liability insurer(s) reasonably acceptable to the Seller; or (ii) cause all such debts, obligations or claims to be paid in full on the Closing Date.

(c) In the event of a contemplated transfer to take place pursuant to Section 12.1, Section 12.2 or Section 12.3 of this Agreement, the Seller shall be entitled to receive distributions of available cash for the period ending at 11:59 p.m. of the day immediately preceding the Closing Date. All provisions allocating profits, losses, gains, deductions and credits for tax purposes shall remain in effect through the Closing Date.

(d) The Managing Member is hereby authorized to execute and deliver all documents, instruments and agreements deemed necessary or desirable by the Managing Member in its reasonable discretion to consummate the sale of the applicable Interest on the terms required by this Agreement to a Third Party Purchaser. If any Member is required to execute any such documents, instruments or agreements, such Member shall execute the same upon the request of the Managing Member so long as the same are on terms and conditions which are reasonable and customary and do not increase the liability of such Member in such Member’s reasonable discretion.

(e) If a Facility or Facilities are damaged by fire or other casualty or if any Person possessing the right of eminent domain shall give notice of an intention to take or acquire any part of a Facility or the underlying Property of such Facilities, and such notice is given between the date of election or deemed election by the Purchaser, and the Closing Date (if any), the following shall apply:

(i) If the Facility or Facilities are not substantially damaged (which shall be deemed to mean damage, the repair of which is reasonably estimated to cost no greater than $15,000,000.00, in the aggregate, with respect to all Facilities), then the Purchaser (if any) shall be required to complete the transaction and the insurance proceeds or the relevant part thereof shall be retained by the Company and the Seller (if any) shall not be entitled to any portion thereof and shall credit Purchaser for Seller’s pro rata share (based on the Seller’s Percentage Interest immediately prior to the Closing Date) of any deductible.

(ii) If the Facility or Facilities are substantially damaged (which shall mean a casualty the repair of which is reasonably estimated to cost more than $15,000,000.00, in the aggregate, with respect to all Facilities), or if a taking of a Facility or Facilities worth at least $15,000,000.00, in the aggregate, with respect to all Facilities, shall occur, then the Purchaser shall have the option to either (a) accept the Facilities in an “as is” condition in which event any insurance or condemnation proceeds, settlements and awards or the relevant part thereof shall be retained by the Company and the Seller shall not be entitled to any portion thereof and shall credit Purchaser for Seller’s pro rata share (based on the Seller’s Percentage Interest immediately prior to the Closing Date) of any deductible, or (b) cancel the purchase.

(iii) From and after the determination of the Closing Date, but prior to such Closing Date, provided that the purchase has not been canceled by the Purchaser pursuant to Section 12.5(e)(ii), the Company shall not settle any claim relating to a casualty that damages the Facilities or a taking or acquisition of the Facilities without the prior consent of the Purchaser.

(iv) In the event that the purchase is canceled by the Purchaser pursuant to the above provisions, this Agreement shall remain in effect and continue to be binding on the parties and either Member shall thereafter have the right to continue to exercise its respective rights under Section 12.1, Section 12.2 and Section 12.3 above.

12.6 Release from Guaranties. As a condition to the buyout of a Member pursuant to the foregoing Sections 12.1 through 12.3, such Member and all of its Affiliates shall be released from the obligation to guarantee any of the obligations of the Company or any of its Subsidiaries or Affiliates under any financing. If either Member is the selling party, the other Member shall, at its expense, secure the release from all lenders (without releasing any claim the Company may have against the applicable guarantor) of outstanding Affiliate Guaranties executed by the applicable Sunrise Guarantor or CHT Guarantor or their respective Affiliates (other than obligations accrued prior to the transfer under any customary recourse carve-out guarantees) and, to the extent required, obtain the consent of all lenders to the buy-out of such Member (or cause the applicable loans to be repaid at closing).

12.7 Upon Termination of Management Agreement. Notwithstanding the time limitations in Section 12.1 above, if all but not less than all of the Management Agreements are terminated for any reason prior to the Purchase Option Termination Date, Sunrise and CHT shall have the right to initiate the buy-sell options set forth in Section 12.2 prior to the Purchase Option Termination Date.

12.8 Enforcement. It is expressly agreed that the remedy at law for breach of the obligations of the Members set forth in this Article XII is inadequate in view of (a) the complexities and uncertainties in measuring the actual damage to be sustained by reason of the failure of a Member to comply fully with such obligations, and (b) the uniqueness of the Company business and the Member’s relationships. Accordingly, each of such obligations shall be, and is hereby expressly made, enforceable by a specific performance.

12.9 Refinancing. The terms and provisions of this Article XII shall be subject to the terms and conditions of the Refinancing.

ARTICLE 13

MISCELLANEOUS

13.1 Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the Managing Member, may be necessary or advisable to carry out the intent and purpose of this Agreement so long as such acts and things do not increase the obligations or diminish the rights of any of the Members.

13.2 Notices.

(a) Any and all notices, including any demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing, addressed to the recipient of the notice at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the others parties) and if delivered either (a) in hand, in which case it will be deemed delivered on the date of delivery or on the date delivery was refused by the addressee, (b) by United States mail, postage prepaid, registered or certified, with return receipt requested, in which case it will be deemed delivered on the date of delivery as established by the return receipt (or the date on which the return receipt confirms that acceptance of delivery was refused by the addressee), (c) by Federal Express or similar expedited commercial carrier, with all freight charges prepaid, in which case it will be deemed delivered on the date of delivery as established by the courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee), or (d) by facsimile transmission with a hard copy to follow by any of the other methods above, in which case it will be deemed delivered on the day and at the time indicated in the sender’s automatic acknowledgment. If a notice is sent to a party, then copies of such notice under this Section shall also be sent by the same delivery method to the copy recipients. Whenever under this Agreement a notice is required to be delivered on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of required delivery shall automatically be extended to the next Business Day. All such notices shall be addressed as follows:

To CHT or the Managing	c/o CHT Partners, LP
Member:	CNL Center at City Commons
450 South Orange Ave.
Orlando, Florida 32801
Attn.: Joseph T. Johnson, SVP and CFO and
Holly Greer, SVP and General Counsel
	Telecopy No.:	407-540- 2544
	Telephone No.:	407-540-7618 (Johnson)
407-540-7546 (Greer)

With a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, PA 215 North Eola Drive Orlando, Florida 32801 Attn.: Peter E. Reinert, Esq. Telecopy No.: 407-843-4444 Telephone No.: 407-418-6291

To Sunrise:	c/o Sunrise Senior Living, Inc. 7900 Westpark Drive, Suite T-900 McLean, Virginia 22102 Attn: Chief Investment & Administrative Officer Telecopy No.: : (703) 744-1601 Telephone No.: (703) 854-0683

With a copy to:	c/o Sunrise Senior Living, Inc. 7900 Westpark Drive, Suite T-900 McLean, Virginia 22102 Attention: General Counsel Telecopy No.: (703) 854-0334 Telephone No.: (703) 744-1601

With a copy to:	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Attention: Eugene A. Pinover Telecopy No.: (212) 728-9254 Telephone No.: (212) 728-8254 E-mail: epinover@willkie.com

(b) Notices, demands, requests, consents, approvals, offers, elections and other communications given by an attorney named below on behalf of its client and sent to the other party to this Agreement in the manner set forth in this Section shall have the same effect as if given by a party to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, it is understood that notices to each party’s outside counsel shall be given as a courtesy only and failure to provide such notice shall not in any way affect or diminish the validity of the notice given to any party under this Agreement. By notice given as provided in this Section, the parties to this Agreement and their respective successors and assigns shall have the right from time to time and at any time during the Term to change their respective addresses effective five (5) Business Days after the date of receipt by the other parties of such notice and each party shall have the right to specify as its address any other address within the United States of America.

13.3 Headings and Captions. All headings and captions contained in this Agreement and the table of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement.

13.4 Variance of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.

13.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement. The submission of a signature page transmitted by facsimile (or similar electronic transmission facility) shall be considered as an “original” signature page for purposes of this Agreement so long as the original signature page is thereafter transmitted by mail or by other delivery service and the original signature page is substituted for the facsimile signature page in the original and duplicate originals of this Agreement.

13.6 Governing Law; Litigation, Jurisdiction and Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of laws principles.

(b) For the purposes of any suit, action or proceeding involving this Agreement, the parties each hereby expressly and irrevocably submits to the jurisdiction of all federal and state courts sitting in the Commonwealth of Virginia and the State of Florida which courts shall have jurisdiction over any such suit, action or proceeding commenced by any party. The parties consent to service of process, wherever made, by certified mail return receipt requested, personal service or any other method permitted by applicable law and the rules of the applicable court. In furtherance of such agreement, the parties agree, upon the request of any party, to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction.

(c) Each party hereby irrevocably waives any objection that either party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the Commonwealth of Virginia or the State of Florida and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(d) If for any reason, the state and federal courts sitting in the Commonwealth of Virginia or the State of Florida refuse to exercise jurisdiction over the proceeding or any party, then litigation as permitted herein may be brought in any court of competent jurisdiction in the United States of America.

(e) EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE FACILITY, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.

13.7 Arbitration.

(a) Any dispute with respect to the matters described in Sections 3.5 and 5.5 under this Agreement for which arbitration in accordance with Section 13.7 is expressly provided shall be determined by binding arbitration proceeding (the “Arbitration Proceeding”) administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules and Expedited Procedures, in effect at the time of the demand for arbitration, provided, however, that to the extent any provision of this Section modifies, adds to, or is inconsistent with any provisions of those rules and procedures, the provisions of this Section shall control. Arbitration will be conducted before a single arbitrator in Washington, D.C., Alexandria, VA, McLean, VA, Bethesda, MD, or Orlando, FL (the “Venue”). The parties hereby acknowledge and agree that the party which did not initiate the Arbitration Proceeding shall have the right to elect the Venue in its sole discretion, which shall be binding on both parties. The choice of law provisions set forth in Section 13.6 shall apply in any such Arbitration Proceeding. Any dispute, disagreement, or controversy arising out of or relating to this Agreement for which arbitration is not expressly provided as the means of resolution may be resolved by litigation as provided in Section 13.6 or by other lawful means.

(b) The party desiring arbitration shall provide written notice in accordance with the requirements of Section 13.2 to the other party (the “Arbitration Notice”) indicating (i) the matter in controversy and (ii) the name, contact information and professional resume of the proposed arbitrator meeting the requirements for a qualified and independent arbitrator set forth in Section 13.7(c) (“Initial Arbitrator”) to arbitrate such matter in controversy. If the party receiving the Arbitration Notice rejects the Initial Arbitrator set forth in the Arbitration Notice it shall object by written notice in accordance with the requirements of Section 13.2 (“Objection Notice”) delivered to the other party within seven (7) Business Days of the receipt of the Arbitration Notice. The Objection Notice shall contain the name, contact information and professional resume of a different arbitrator meeting the requirements for a qualified and independent arbitrator set forth in Section 13.7(c) (“Secondary Arbitrator”) to arbitrate the matter in controversy set forth in the Arbitration Notice. If the party receiving the Objection Notice rejects the Secondary Arbitrator, it shall object in writing (“Secondary Objection Notice”) to the other party within seven (7) Business Days after the receipt of the Objection Notice. If neither the Initial Arbitrator nor the Secondary Arbitrator is accepted by the parties, the party which delivered the Arbitration Notice shall instruct the Initial Arbitrator and the Secondary Arbitrator to agree, within five (5) Business Days after receipt of the Secondary Objection Notice, upon an arbitrator (“Appointed Arbitrator”) meeting the requirements for a qualified and independent arbitrator set forth in Section 13.7(c). If they agree upon an Appointed Arbitrator who is prepared to act as the Appointed Arbitrator, the Initial Arbitrator and Secondary Arbitrator shall deliver written notice of the name, contact information and professional resume of the Appointed Arbitrator to each party simultaneously. The appointment of the Appointed Arbitrator shall be a final decision, which shall not be subject to objection by either party, unless either party to this Agreement within five (5) Business Days after such selection of an Appointed Arbitrator, gives written notice in accordance with the requirements of Section 13.2 of this Agreement to the other party, in writing, that such Appointed Arbitrator fails to meet the requirements for a qualified and independent arbitrator set forth in Section 13.7(c) and provides specific information in such written notice as to the reasons why such failure exists.

(c) In the event the Initial Arbitrator and the Secondary Arbitrator cannot agree on an Appointed Arbitrator or if such appointed Arbitrator is unwilling to act as the Appointed Arbitrator or if either party objects to the Appointed Arbitrator within five (5) Business Days after the selection of such Appointed Arbitrator, as permitted in this Section 13.7, then either party may petition the AAA (or any successor body of similar function) to appoint an arbitrator within five (5) Business Days of such petition using the following criteria: such arbitrator shall be (i) with respect to physical property matters, a licensed professional engineer or registered architect having at least ten (10) years experience in the design or construction of similar senior housing facilities, (ii) with respect to financial matters, a partner in a “Big Four Accounting Firm” with at least ten (10) years experience with the type of matter in dispute, (iii) with respect to property management issues, an individual who shall have had at least ten (10) years experience managing similar senior housing facilities in the market place for the matter in dispute and (iv) be neutral and shall have had no prior notice, information or discussions concerning such controversy and shall not be employed by or associated with either party or any Affiliate of either of them, or any of their respective agents or affiliates at such time or for the previous ten (10) years. If the dispute involves more than one type of matter, then the Appointed Arbitrator may be (v) an individual with expertise in any one of the types of matters in dispute, or (vi) a retired judge.

(d) The Arbitration Proceedings shall commence fifteen (15) Business Days after the engagement or appointment of the appropriate arbitrator pursuant to this Section 13.7. The arbitrator shall make a determination within ten (10) Business Days after conclusion of the Arbitration Proceeding.

(e) The costs and expenses of an Arbitration Proceeding including the administrative fees and costs, expert fees and the arbitrator’s fees and costs, shall be shared equally by CHT and Sunrise, and each party shall bear its own counsel, expert, administrative fees and other professional fees and expenses with respect to such Arbitration Proceeding; provided, however, that the Appointed Arbitrator may (but shall not be required to), in the exercise of his/her best judgment, assess one party for a part or all of the costs of the other party, including, without limitation, the costs of the Arbitration Proceeding.

(f) Any arbitrator’s final decision and award shall be in writing, shall be binding on the parties and shall be non-appealable, and counterpart copies thereof shall be delivered to both parties. A judgment or order based upon such award may be entered in any court of competent jurisdiction. All actions necessary to implement the decision of the arbitrator shall be undertaken as soon as possible, but in no event later than three (3) Business Days after the rendering of such decision.

13.8 Partition. The Members hereby agree that no Member nor any successor-in-interest to any Member shall have the right to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and each Member, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right.

13.9 Invalidity. Every provision of this Agreement is intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

13.10 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided in this Agreement, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.

13.11 Entire Agreement. This Agreement supersedes all prior agreements among the parties with respect to the subject matter of this Agreement and contains the entire Agreement among the parties with respect to such subject matter.

13.12 Waivers. No waiver of any provision of this Agreement by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party. No amendment, modification, supplement, discharge or waiver of this Agreement shall require the consent of any Person not a party to this Agreement.

13.13 No Brokers. Each of the Members hereto represents and warrants to each other that there are no brokerage commissions or finders’ fees (or any basis therefor) resulting from any action taken by such Member or any Person acting or purporting to act on their behalf upon entering into this Agreement. Each Member agrees to defend, indemnify and hold harmless each other Member for all costs, damages or other expenses, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any misrepresentation made in this Section 13.13.

13.14 Confidentiality. Each Member agrees not to disclose or permit the disclosure of any of the terms of this Agreement or of any other confidential, non-public or proprietary information relating to the Company Assets or business (collectively, “Confidential Information”), provided that such disclosure may be made (a) to any Affiliate or other Person who is a partner, officer, director or employee of such Member or Affiliate or counsel to or accountants of such Member solely for their use and on a need-to-know basis, provided that such Persons are notified of the Member’s confidentiality obligations pursuant to this Agreement, (b) with the consent of the other Members, (c) subject to the next paragraph, pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official or (d) to any lender providing financing to the Company.

In the event that a Member shall receive a request to disclose any Confidential Information under a subpoena or order such Member shall (e) promptly notify the other Members thereof, (f) consult with the other Members on the advisability of taking steps to resist or narrow such request and (g) if disclosure is required or deemed advisable, cooperate with any of the other Members in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded the Confidential Information that is disclosed.

13.15 No Third Party Beneficiaries. This Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement.

13.16 Power of Attorney. Subject to Section 3.5, each of the undersigned does hereby constitute and appoint Managing Member as its true and lawful representative and attorney-in-fact, in its name, place, and stead to make, execute, sign, and file any amendment to the Certificate of Formation of the Company required because of an amendment to this Agreement or in order to effectuate any change in the membership of the Company, and all such other instruments, documents, and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware, or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, and continue the valid and subsisting existence of the Company, or in connection with any state tax filings of the Company. The power of attorney granted hereby is coupled with an interest and shall (a)continue in full force and effect notwithstanding the subsequent death, incapacity, dissolution, termination, or Bankruptcy of the Member granting the same or the Transfer of all or any portion of such Member’s Interest, and (b)extend to such Member’s successors, assigns, and legal representatives.

13.17 Invalidity. The provisions of this Section 13.17 were negotiated in good faith by the parties to this Agreement, and the parties agree that such provisions are reasonable and are not more restrictive than necessary to protect the legitimate interests of the parties hereto. It is the intention of the parties to this Agreement that if any of the restrictions or covenants contained herein is held to be for a length of time that is not permitted by applicable law, or is any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform such provision to provide for a restriction or covenant having the maximum time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

13.18 Construction of Documents. The parties acknowledge that they were represented by separate and independent counsel in connection with the review, negotiation and drafting of this Agreement and that this Agreement shall not be subject to the principle of construing its meaning against the drafter.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amended and Restated Limited Liability Company Agreement effective as of the Effective Date.

MEMBERS:

SUNRISE SENIOR LIVING INVESTMENTS, INC., a Virginia corporation

By:	/s/ Edward W. Burnett
Name: Edward W. Burnett
Title: Vice President

CHT SL IV HOLDING, LLC, a Delaware limited liability company

By:	/s/ Joshua J. Taube
Name: Joshua J. Taube
Title: Vice President

[Signature Page to JV Agreement]

Schedule 1.1

Properties

Name of Property	Street Address	City	ST	Zip
Sunrise of Metairie	3732 West Esplanade Ave S	Metairie	LA	70002
Sunrise at Siegen	9351 Siegen Lane	Baton Rouge	LA	70810
Sunrise of Gilbert	580 South Gilbert Road	Gilbert	AZ	85296
Sunrise of Louisville	6700 Overlook Drive	Louisville	KY	40241
Sunrise at Fountain Square	2210 Fountain Square Drive	Lombard	IL	60148
Sunrise of Santa Monica	1312 15th Street	Santa Monica	CA	90404
Sunrise of Connecticut Avenue	5111 Connecticut Avenue, NW	Washington	DC	20008

Schedule 1.2

Quarterly Interest Rate Differential Amounts

(See Attached)

Schedule 1.3

Mezz Loan Documents

1.	Recognition Agreement, dated as of the Effective Date, between CHT, Sunrise and Mezz Lender.

2.	Promissory Note (Mezzanine Loan), dated as of the Effective Date, executed and made by CHT to and in favor of Mezz Lender in the principal amount of $40,000,000.00.

3.	Mezzanine Loan Agreement, dated as of the Effective Date, between CHT and Mezz Lender.

4.	Mezzanine Guaranty, dated as of the Effective Date, executed by CHT REIT in favor of Mezz Lender.

5.	Mezzanine Environmental Indemnity Agreement, dated as of the Effective Date, executed by CHT and CHT REIT in favor of Mezz Lender.

6.	Assignment of Net Equity Raise, dated as of the Effective Date, executed by CHT REIT in favor of Mezz Lender.

7.	Pledge and Security Agreement, dated as of the Effective Date, executed by CHT to and for the benefit of Mezz Lender, pledging CHT’s Interest in the Company, and that certain Acknowledgement and Consent of Pledge executed by the Company to and for the benefit of Mezz Lender.

8.	That certain Intercreditor Agreement between Lender and Mezz Lender.

9.	That certain (UCC-1) Financing Statement evidencing Mezz Lender’s security interests in the CHT’s Interest in the Company.

Schedule 3.5

Major Decisions

(a) Any sale, mortgage, financing or refinancing of any material Company Assets, Facility, Facility Entity, any Subsidiary, or any interest in any material Company Asset, Facility, Facility Entity, any Subsidiary, or any lease of any Facility not permitted under the Management Agreement; however, the Managing Member may make incidental sales, exchanges, conveyances, of personal property at the Facility which may be disposed of or replaced due to wear and tear or obsolescence or otherwise in the ordinary course of business, subject to the provisions of Article 9 (Disposition of Interests) of this Agreement.

(b) Invest in or acquire any real property, or any direct or indirect beneficial ownership interest therein by the Company or any Subsidiary.

(c) Make any expenditure or incur any obligation by or for any Facility Entity which is not provided for in an Approved Budget or otherwise permitted to be incurred under the applicable Facility Documents of a Facility other than increased insurance costs, taxes, utility costs and debt service payments; however, if actions are needed to satisfy any Emergency Requirements with respect to any Facility, the Managing Member may make such expenditures as may be necessary to alleviate such situation even if such expenditures are not provided for, or exceed the amount provided for, in an Approved Budget or the FF&E Estimate, and the Managing Member shall promptly notify the other Members of the event giving rise to such repairs and the actions taken with respect thereto.

(d) File any petition or consent to the filing of any petition that would subject the Company, any Facility Entity or other Subsidiary to a Bankruptcy, or make any assignment for the benefit of creditors by the Company, any Facility Entity or other Subsidiary.

(e) Approve all Proposed Budgets and finalize Approved Budgets, Capital Budgets and FF&E Reserve Estimates.

(f) Approve operating and marketing budgets and business narrative as required to be approved by a Facility Entity pursuant to its Management Agreement;

(g) Approve Material Contracts unless such agreements have been approved as part of the Approved Budget.

(h) Dissolve, liquidate or otherwise terminate the Company or any Subsidiary, except pursuant to the provisions of Article 10 of this Agreement.

(i) To terminate the Management Agreement if the amount of the insurance deductibles and other uninsured out of pocket expenses of the applicable Facility Lessee in connection with the repair and/or replacement of a Facility subject to a Major Casualty (as defined in the Management Agreements) are in the aggregate higher than Five Million Dollars ($5,000,000) in accordance with Section 12.4(b) of the Management Agreements;

(j) To determine “fair market value” in connection with the Facility Manager’s purchase of a Facility in accordance with Section 12.4(c) of the Management Agreements.

(k) Subject to Sections 12.04 and 12.05 of the applicable Management Agreement, to fairly determine the use of the award in the accordance with the Management Agreement resulting from a partial condemnation of the Property or settlement in lieu thereof or the proceeds of an insurance claim resulting from a casualty to the Property, in both instances, in excess of Five Million Dollars ($5,000,000); provided that the parties acknowledge that a portion of the proceeds for business interruption insurance would apply to management fees that would have been payable to Facility Manager under the Manager Pooling Agreement.

(l) Change the status of the Company or Subsidiaries as a partnership for federal, state or local income tax purposes.

(m) Enter into any resident agreement at the Facilities on a form or terms different from the Resident Agreement Documents.

(n) Enter into any transaction or agreement, or modify or amend, or waive, any term of any new or existing transaction or agreement, with an Affiliate of CHT, or take any enforcement action with respect to such a transaction or agreement.

(o) Renew, refinance, discharge or otherwise modify the existing loan or the Refinancing or obtain, incur, renew, refinance, discharge or otherwise modify any other financing, and entering into, amending any loan document in connection with any such financing.

(p) Merge or consolidate the Company or any of its Subsidiaries with or into another entity or forming any new Subsidiary.

(q) Reconstitute the Company prior to the termination thereof following any dissolution of the Company.

(r) Take any other actions on behalf of the Company that are outside of the scope of authority granted to the Managing Member pursuant to this Agreement.

(s) Change the purpose of the Company or the Subsidiaries as set forth in this Agreement.

(t) Request any additional Capital Contributions (other than Mandatory Capital Contributions).

(u) With respect to any redevelopment, renovation or capital improvement of the Facility, including with respect to a casualty or condemnation, (a) approve the plans and specifications and material modifications thereto, (b) select the contractors and consultants, (c) approve the form and substance of the contracts with such contractors and consultants and (d) approve of any modification of, or change order under, any such contracts.

(v) Institute, settle or make any other material decision with respect to any lawsuit, claim, counterclaim or other legal proceeding by or against the Company, any Facility or any Subsidiary, including, without limitation, confessing a judgment against the Company or any Subsidiary, accepting the settlement, compromise or payment of any claim asserted against the Company or any Subsidiary or any of their respective property and assets, or asserted by the Company or any Subsidiary in respect of the foregoing.

(w) Change the name of the Company or any Subsidiary or otherwise modify the Organizational Documents of any Subsidiary.

(x) Issue any guaranties or indemnities by the Company or any Subsidiary of obligations of any Person whether or not in connection with the operation, improvement, management and maintenance of the Facilities.

(y) Settle any dispute with respect to tax certiorari proceedings with respect to a Facility.

(z) Make any decisions with respect to legal or tax matters which matters could have a material adverse effect upon the Company, any of its Subsidiaries, the Facilities or Sunrise, including, without limitation, any change to any allocation of profit and loss.

(aa) Exchange or subdivide, or grant any option with respect to, all or any portion of the Facilities, and acquire any option with respect to the purchase of any real property or granting or relocating any easements benefiting the Facilities, boundary line adjustments, road rights-of-way and other similar dispositions of non-leasehold interests in the Facilities.

(bb) Set a level of reserves to be maintained by the Company or any Subsidiary.

(cc) Select an accounting firm other than the so called “big four” accounting firms as the Company’s independent certified public accountants; removing or replacing the Company’s independent certified public accountants unless such removed firm is replaced by any other of the so called “big four” accounting firms; make any accounting decisions for the Company or any subsidiary in contradiction of the advice provided by the Company’s approved independent certified public accountants, and approving any financial statements within the agreed time period.

(dd) Reduce the insurance and fidelity bond coverages carried by the Company or any Subsidiary with respect to the Company or any Subsidiary and their respective assets, including, without limitation, the Facilities, below the greater of (x) the minimum coverages required by any loan documents and (y) the coverages in effect as of the date hereof, and (ii) increasing the deductible with respect to any insurance coverages to more than a specified threshold amount. At any time that CHT intends to increase the insurance and/or fidelity bond coverages, Sunrise may require replacement insurance and fidelity bond coverages to the extent that (a) such replacement insurance and fidelity bond coverages are available from an insurance company satisfactory to CHT and any lender at a lower premium than the premium for the insurance or fidelity bond coverages in effect as of the date that CHT intends to increase such coverages, (b) the deductible with respect to any such replacement coverages shall not exceed the deductible for the coverages that CHT intends to obtain and (c) the extent of the coverages provided by such replacement shall be equal to no less than the greater of (1) the coverages required by loan documents, and (2) the coverages in effect as of the date that CHT intends to increase such coverages.

(ee) Select any third-party consultants, including, without limitation, environmental consultants, attorneys or other professionals, to be employed or commissioned by the Company or any Subsidiary or on behalf of the Company or any Subsidiary, and the termination of any such third party, in each case to the extent related to any redevelopment, renovation or capital improvement of the Facilities.

(ff) Make cash or other property distributions to the Members (other than as expressly required or permitted under the terms of this Agreement and/or pursuant to an Approved Budget).

(gg) Other than with respect to the service agreements in effect as of the date hereof, cause the Company or any Subsidiary to enter into any service agreements, or assign, cancel, terminate, extend, or modify the same, unless such service agreement (A) either (x) has a term of one (1) year or less, or (y) is cancelable on not more than thirty (30) days’ notice without penalty and (B) is not in excess of the amount budgeted therefore.

(hh) Make any decision with respect to any environmental matters affecting the Facilities.

(ii) Make or agree to any changes to the zoning of the Facilities; and approve the terms and provisions of any restrictive covenants or easement agreements affecting the Facilities or any portion thereof.

(jj) Approve the admission to the Company or any Subsidiary of a successor or an additional member unless otherwise permitted to be admitted pursuant to this Agreement.

(kk) Make any change or modification to, or waive any provision of, the Operating Leases.

(ll) In the event of a termination of the Facility Manager in accordance with the Management Agreements, hire a new manager that is not an Affiliate of Sunrise.

SCHEDULE 6.1

Percentage Interests of the Members

Member	Percentage Interest	Initial Capital Contribution ($)

CHT SL IV Holding, LLC	55.0212%	$56,738,699.98

Sunrise Senior Living Investments, Inc.	44.9788%	$46,382,872.57

Exhibit A

Approved Budget

Exhibit B

Indemnification and Contribution Agreement